PURCHASE AGREEMENT


                                by and among

                       WADDELL & REED FINANCIAL, INC.
                    FREEMARK INVESTMENT MANAGEMENT, INC.
                        LEGEND FINANCIAL CORPORATION
                       ADVISORY SERVICES CORPORATION
                     PERFORMANCE MANAGEMENT GROUP, INC.
                     SERVICE MANAGEMENT ADVISORY CORP.
                           THE LEGEND GROUP, INC.
                             PHILIP C. RESTINO
                            RESTINO FAMILY TRUST
                     01/02/94 TRUST FBO JOHN J. RESTINO
                    01/02/94 TRUST FBO ROBERT R. RESTINO
                              MARK J. SPINELLO
                              GLENN T. FERRIS
                                    AND
                             DAVID L. PHILLIPS


                       Dated as of: February 28, 2000



                             TABLE OF CONTENTS

                                                                          Page

                                 ARTICLE I

                                DEFINITIONS

Section 1.1.  Definitions....................................................1

                                 ARTICLE II

                PURCHASE AND SALE; CLOSING; RELATED MATTERS

Section 2.1.  Purchase and Sale.............................................14
Section 2.2.  Purchase Price................................................14
Section 2.3.  The Closing...................................................18
Section 2.4.  Further Assurances............................................18
Section 2.5.  Transfer Taxes................................................19
Section 2.6.  Substitution..................................................19
Section 2.7.  [Reserved]....................................................19
Section 2.8.  Continuing Obligations of WRF.................................19
Section 2.9.  Deliveries at the Closing.....................................19

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.1.  Organization of the Legend Companies
               and Related Matters; Capitalization......20
Section 3.2.  Authority; No Violation; Consents.............................21
Section 3.3.  Financial Statements; Liabilities.............................22
Section 3.4.  Compliance with Applicable Law................................23
Section 3.5.  Books and Records.............................................24
Section 3.6.  Ineligible Persons............................................24
Section 3.7.  Assets Under Management.......................................24
Section 3.8.  Title.........................................................25
Section 3.9.  Legend Companies Contracts....................................25
Section 3.10.  Technology and Intellectual Property.........................25
Section 3.11.  Legal Proceedings............................................29
Section 3.12.  Taxes and Tax Returns........................................29
Section 3.13.  Insurance....................................................31
Section 3.14.  Labor and Employment Matters.................................31
Section 3.15.  Benefit Plan Obligations.....................................31
Section 3.16.  No Broker....................................................33
Section 3.17.  Absence of Changes...........................................33
Section 3.18.  Competition; Conflicts.......................................33
Section 3.19.  No Pooled Products...........................................33
Section 3.20.  Environmental................................................33

                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF WRF

Section 4.1.  Organization..................................................35
Section 4.2.  Authority; No Violation; Consents.............................35
Section 4.3.  No Actions, Suits or Proceedings..............................36
Section 4.4.  No Broker.....................................................36
Section 4.5.  Ineligible Persons............................................36
Section 4.6.  Investment Intent.............................................36

                                 ARTICLE V

                                 COVENANTS

Section 5.1.  Conduct of Business...........................................37
Section 5.2.  Contract Consents.............................................38
Section 5.3.  Confidentiality and Announcements.............................38
Section 5.4.  Expenses......................................................39
Section 5.5.  Covenants of WRF..............................................39
Section 5.6.  Access; Certain Communications................................39
Section 5.7.  Regulatory Matters; Third Party Consents......................39
Section 5.8.  Insurance.....................................................40
Section 5.9.  Notification of Certain Matters...............................40
Section 5.10.  No Solicitation..............................................40
Section 5.11.  Delivery of Governmental Documents...........................41
Section 5.12.  Change of Name...............................................41
Section 5.13.  Employees and Employee Benefits..............................41
Section 5.14.  Permitted Transferees........................................42
Section 5.15.  Delivery of Financial Statements.............................42
Section 5.16.  LMG Agreements...............................................43
Section 5.17.  Certain Domain Names.........................................43
Section 5.18.  Withheld Consent.............................................43
Section 5.19.  Termination of Options.......................................44
Section 5.20.  Certain Expenses.............................................44
Section 5.21.  Director and Officer Liability...............................44
Section 5.22.  Employment Agreements........................................44

                                 ARTICLE VI

                           CONDITIONS TO CLOSING

Section 6.1.  Conditions to Each Party's Obligations........................45
Section 6.2.  Conditions to WRF's Obligations...............................45
Section 6.3.  Conditions to the Sellers' Obligations........................47

                                ARTICLE VII

                              INDEMNIFICATION

Section 7.1.  Obligations of the Sellers....................................49
Section 7.2.  Obligations of WRF............................................49
Section 7.3.  Procedure.....................................................49
Section 7.4.  Notice of Non-Third Party Claims..............................51
Section 7.5.  Handling of Claims............................................51
Section 7.6.  Survival of Indemnity.........................................51
Section 7.7.  Limitation on Indemnification.................................51
Section 7.8.  Indemnity Payments and Interest...............................52
Section 7.9.  Exclusive Remedy..............................................52
Section 7.10.  Right of Set-Off.............................................52

                                ARTICLE VIII

                                TAX MATTERS

Section 8.1.  Tax Returns...................................................53
Section 8.2.  Liability for Taxes...........................................53
Section 8.3.  Procedures Related to Tax Claims..............................54
Section 8.4.  Survival of Tax Claims and Section 3.12 Representations.......55
Section 8.5.  Exclusive Remedy..............................................55
Section 8.6.  Interim Closing of the Books..................................55
Section 8.7.  Characterization of Tax Indemnification Payments..............55
Section 8.8.  Form; Discounting.............................................55
Section 8.9.  Indemnity Payments............................................55
Section 8.10.  Right of Set-Off.............................................56

                                 ARTICLE IX

                            TERMINATION/SURVIVAL

Section 9.1.  Termination...................................................57
Section 9.2.  Effect of Termination.........................................57
Section 9.3.  Survival of Representations and Warranties and Covenants......58

                                 ARTICLE X

                               MISCELLANEOUS

Section 10.1.  Amendments; Waiver...........................................59
Section 10.2.  Entire Agreement.............................................59
Section 10.3.  Specific Performance; Injunctive Relief......................59
Section 10.4.  Interpretation...............................................59
Section 10.5.  Severability.................................................60
Section 10.6.  Notices......................................................60
Section 10.7.  Binding Effect; Persons Benefitting; No Assignment...........61
Section 10.8.  Counterparts.................................................61
Section 10.9.  Governing Law................................................61
Section 10.10.  Jurisdiction; Waiver of Jury Trial and Certain Damages......62
Section 10.11.  No Third Party Beneficiary..................................62


ANNEX I         Shares Being Sold and Purchased; Purchase Price Percentages
ANNEX II        Form of Employment Agreement
ANNEX III       Form of Release
ANNEX IV        Form of Opinion of Counsel to the Legend Companies
                 and the Sellers
ANNEX V         Form of Opinion of Counsel for WRF





                             PURCHASE AGREEMENT


                PURCHASE AGREEMENT, dated as of February 28, 2000 (this "Agreement"), by and among Waddell & Reed Financial, Inc., a Delaware corporation ("WRF"), Freemark Investment Management, Inc., a Delaware corporation ("FIM"), Legend Financial Corporation, a Delaware corporation ("LFC"), Advisory Services Corporation, a Nevada corporation ("ASC"), Performance Management Group, Inc., a Delaware corporation ("PMG"), Service Management Advisory Corp., a Delaware corporation ("SMAC") and The Legend Group, Inc., a Delaware corporation ("LGI" and, together with FIM, LFC, ASC, PMG and SMAC, the "Legend Parent Companies"), Philip C. Restino, an individual, Restino Family Trust, a trust ("RFT"), 01/02/94 Trust FBO John
J. Restino, a trust ("JJR"), 01/02/94 Trust FBO Robert R. Restino, a trust ("RRR"), Mark J. Spinello, an individual, Glenn T. Ferris, an individual, and David L. Phillips, an individual.

                                 RECITALS:

                WHEREAS, the Sellers together hold all of the capital stock of the Legend Parent Companies; and

                WHEREAS, the Sellers desire to sell to WRF or a Wholly Owned Subsidiary of WRF and WRF desires to purchase or cause a Wholly Owned Subsidiary to purchase from the Sellers all of the capital stock of the Legend Parent Companies;

                NOW, THEREFORE, in consideration of and premised upon the various representations, warranties, covenants and other agreements and undertakings of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                 ARTICLE I

                                DEFINITIONS

                Section 1.1. Definitions. (a) For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

                "AANN" means the Asset Allocation Neural Network, a neural network based artificial intelligence asset allocation program developed and owned by the Legend Companies.

                "Acquired Businesses" means any assets or related group of assets that, if acquired with associated goodwill and other intangibles, would constitute a business or businesses acquired by the Legend Companies after the Closing Date that are similar or complementary in nature to the Transferred Businesses and the financial results of which WRF and a Majority in Interest of the Sellers agree will be included in the calculation of EBITDA for purposes of the Contingent Payments.

                "Advisers Act" means the Investment Advisers Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

                "Affiliate" means any corporation, partnership, entity or other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

                "Applicable Law" means any statute, law, ordinance, rule, public administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable, as the case may be, to WRF, the Legend Companies, the Sellers or any of their respective properties, assets, officers, directors, members, partners, employees or duly authorized agents, as the context may require.

                "Base Fees Amount" means an amount, expressed in Dollars, equal to the sum of the values obtained by multiplying the net asset value of the account of each investment advisory services client and each custodial services client of any of the Legend Companies as of the date of this Agreement, times the applicable Fee Multiple.

                "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the City of New York or the city of Miami, Florida are generally closed for regular banking business.

                "Closing" means the completion of the transactions contemplated by Section 2.1 of this Agreement.

                "Closing Adjustment" If the Closing Fees Amount is greater than or equal to the product of .95 times the Base Fees Amount, then the Closing Adjustment means zero. If the Closing Fees Amount is less than the product of .95 times the Base Fees Amount, then the Closing Adjustment means the amount, expressed in Dollars, equal to the product of (i) .63 times (ii) the product of (x) $61,000,000, times (y) a fraction, the numerator of which is the difference between (A) the product of .95 times the Base Fees Amount and (B) the Closing Fees Amount, and the denominator of which is the Base Fees Amount.

                "Closing Date" means the date of the Closing.

                "Closing Fees Amount" means the Base Fees Amount (x) minus the amount, expressed in Dollars, equal to the sum of the values obtained by multiplying the net asset value of the account of each investment advisory services client and each custodial services client of any of the Legend Companies as of the date of this Agreement who has terminated or withdrawn all of the assets from such account between the date of this Agreement and the Closing Date or, to the knowledge of the Sellers or the Legend Companies, has expressed an intention to do so, times the applicable Fee Multiple (y) plus the amount, expressed in Dollars, equal to the sum of the values obtained by multiplying the net asset value of the account of each new investment advisory services client or custodial services client of any of the Legend Companies who has opened an account with any of the Legend Companies between the date of this Agreement and the Closing Date, times the applicable Fee Multiple.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "EBITDA" means, with respect to any period, the combination of

                             (i)    Net Income of the Legend Companies and
the Acquired Businesses for such period, plus

                             (ii)   the amount which, in the determination
of Net Income of the Legend Companies and the Acquired Businesses for such period, has been deducted for (A) Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes and (C) depreciation and amortization expense, plus

                             (iii)  the amount of any negative adjustments to
Net Income of the Legend Companies and the Acquired Businesses in such period attributable to changes in GAAP applicable to the Legend Companies and the Acquired Businesses taking effect after the date of this Agreement, plus

                             (iv)   an amount equal to any reduction in actual
EBITDA of the Legend Companies in excess of $10,000 attributable to any contract or agreement (or in excess of $50,000, in the aggregate, attributable to two or more contracts or agreements) entered into by a Legend Company with WRF or any of its Affiliates after the Closing Date, but only to the extent such contract or agreement is not on terms at least as favorable as could have been obtained in an arm's length transaction, minus

                             (v)    .0876 times the amount of any cash
or other assets contributed by WRF or any of its Affiliates (other than the Legend Companies) to any of the Legend Companies or the Acquired Businesses to cover any deficiencies (provided that such deficiencies do not result from dividends declared and paid by the Legend Companies or from loans, advances or other transactions with WRF or any of its Affiliates to the extent such loans, advances or other transactions are not on terms at least as favorable as could have been obtained in an arm's length transaction or would not have been entered into other than with WRF or any of its Affiliates at the request of WRF or its Affiliates) in the operating cash flows necessary to meet current cash requirements of the Legend Companies or the Acquired Businesses during such period multiplied by, for the calendar year in which such cash or other assets were contributed by WRF or any of its Affiliates (other than the Legend Companies) to any of the Legend Companies or the Acquired Businesses, a fraction the numerator of which is the number of days remaining in such year after the date on which such cash or other assets were contributed and the denominator of which is 365; minus

                             (vi)   the amount of any positive adjustments to
Net Income of the Legend Companies and the Acquired Businesses in such period attributable to changes in GAAP applicable to the Legend Companies and the Acquired Businesses taking effect after the date of this Agreement; minus

                             (vii)  an amount equal to the product of .0876
times the amount invested by WRF or its Affiliates in acquiring capital stock or assets of the Acquired Businesses acquired in such period multiplied by, for the calendar year in which the Acquired Business was acquired, a fraction the numerator of which is the number of days remaining in such year after the date on which the Acquired Businesses was acquired and the denominator of which is 365, minus

                             (viii) the amount of any after-tax goodwill
expenses of the Legend Companies, the Acquired Businesses or WRF or any of its Affiliates in such period relating to the acquisition of any of the Acquired Businesses; minus

                             (ix)   any gain or plus any loss attributable to
the disposition of any assets of the Legend Companies after the Closing or the Acquired Businesses after the acquisition of such Acquired Businesses; each such adjustment being determined in accordance with GAAP, with no further adjustments except as may be agreed in writing from time to time between WRF and a Majority in Interest of the Sellers.

                "Employment Agreements" means the employment agreements between each of the persons whose name is set forth on Annex II hereto, one of the Legend Companies and WRF, substantially in the form of Annex II hereto.

                "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

                "Environmental Claim" means any complaint, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, office or other authority, or any third party, involving violations of Environmental Laws or Environmental Releases of Hazardous Materials (i) from any assets, properties or businesses of the Company or its Subsidiaries; (ii) from properties or businesses adjoining any of the Real Property; or (iii) from or onto any facilities which received Hazardous Materials generated by the Company or its Subsidiaries.

                "Environmental Laws" means all applicable laws relating to the protection of the environment, to human health and safety, to natural resources or to any use, sale, manufacture, treatment, generation, processing, storage, disposal, abatement, existence, Environmental Release, threatened Environmental Release, transportation or handling of any Hazardous Materials, including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, and (ii) all other governmental requirements pertaining to reporting, licensing, permitting, investigation or remediation of Environmental Releases or threatened Environmental Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances.

                "Environmental Release" or "Environmentally Released" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

                "Equity Securities" means capital stock or other equity interests of any Person or any securities convertible into or exchangeable for capital stock or other equity interests or any other rights, warrants or options to acquire any of the foregoing.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations of the Department of Labor thereunder.

                "Extraordinary Expenses" and "Extraordinary Revenues" mean items of expense or loss or revenue or gain that are unusual in nature, infrequent in occurrence and significant in amount such as severance payments in excess of the Legend Companies' and the Acquired Businesses' standard policy, payments or receipts of settlements, judgements or arbitration awards in respect of disputed claims and legal actions and gain or loss on sales of investment assets or investment advisory contracts; provided, however, that Extraordinary Expenses shall not include items of expense or loss arising from errors and omissions of care and attention to its clients by the Legend Companies and the Acquired Businesses in the professional conduct of its investment advisory business.

                "Fee Multiple" means: with respect to a custodial services account, 0.44%; with respect to a SAM Select account, 1.04%; with respect to a Strategic Asset Management service account, 1.07%; with respect to an Asset Management Account, 1.10%; with respect to a Freemark Account, 0.70%; and with respect to a PAM account, 0.45%.

                "Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment located at any Operating Site.

                "GAAP" means, with respect to any Person, generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed, applied on a consistent basis.

                "Governmental Authority" means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization of which any of the Legend Companies was or is a member or to whose regulations any of the Legend Companies was or is subject.

                "Governmental Documents" means all reports and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to the authority of any Governmental Authority.

                "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                "Hazardous Materials" means any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, or radon gas, or (ii) requires investigation, removal or remediation under any applicable Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder.

                "Immediate Family" means, with respect to any individual,
(a) such individual's spouse, parents, siblings and children, (b) any spouse, parent, sibling or child of any Person specified in clause (a) above and (c) estates, trusts, partnerships and other entities and legal relationships of which a majority in interest of the beneficiaries, members, owners, investors or participants at all times in question are, directly or indirectly, one or more of the Persons described above and/or such individual.

                "Indemnifiable Claim" means any Loss for which a Person is entitled to indemnification under this Agreement.

                "Indemnified Party" means a Person entitled to the benefits of indemnification hereunder.

                "Indemnifying Party" means a Person obligated to provide indemnification hereunder.

                "Interest Expense" means interest expense after giving effect to payments made or received under interest rate protection agreements, as determined in accordance with GAAP.

                "Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

                "IRS" means the Internal Revenue Service.

                "KPMG" means KPMG Peat Marwick LLP.

                "LAC" means Legend Advisory Corporation, a New York corporation.

                "Lease" means any real estate lease or sublease, with respect to any Leased Property.

                "Leased Properties" means all leasehold interests of any of the Legend Companies in real property.

                "LEC" means Legend Equities Corporation, a Delaware corporation.

                "Legend Companies" means, collectively, the Legend Parent Companies and the Legend Subsidiaries.

                "Legend Companies Assets" means all assets of each of the Legend Companies or their Affiliates relating to the conduct of the Legend Companies' businesses including, but not limited to, all of the Equity Securities of each of the Legend Companies, the Legend Companies Contracts, Furniture, Fixtures and Equipment, Intellectual Property, Leased Properties, Records, Software, Technology Systems and any other assets of the Legend Companies relating to the Transferred Businesses.

                "Legend Companies Contract" means any written account agreement, administrative services agreement, mutual fund distribution services agreement, custodial services agreement, investment advisory agreement or sub-advisory agreement or partnership or limited liability company agreement or insurance agency appointment agreement to which any of the Legend Companies is a party at any relevant date and any lease, license or other agreement relating to the use by any of them of any Furniture, Fixtures and Equipment, Intellectual Property, Software and Technology Systems, together with all amendments and supplements thereto, and all rights and interests of it arising thereunder or in connection therewith.

                "Legend Subsidiaries" means, collectively, LEC, LAC, LIA, LNC and LSC.

                "LIA" means LEC Insurance Agency, Inc., a Texas corporation.

                "LIBOR" means, with respect to any month, the London interbank offered rate for deposits in the currency in which the fund is denominated having a maturity of one month, which appears on Telerate Page 3750 as of 11:00 a.m., London time on the first London business day of each month. "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

                "LMG" means Legend Management Group, Inc., a Nevada corporation.

                "LMG Agreements" means, collectively, each agreement, whether written or oral, between LMG, on the one hand, and any one or more of the Legend Companies, on the other.

                 "LNC" means Legend National Corporation, a New York corporation.

                "Loss" means any and all monetary claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable attorneys', accountants', consultants' and experts' fees and expenses), damages, monetary obligations to third parties, expenditures, monetary judgments or awards payable or due to any other party that are imposed upon or otherwise incurred or suffered by the relevant Person.

                "LSC" means Legend Services Corporation, a Delaware corporation.

                "Majority in Interest of the Sellers" means sellers representing in excess of 50% of the Purchase Price, as set forth on Annex I hereto.

                "Material Adverse Effect" means a material adverse effect on the business, assets, revenues or financial condition of the Legend Companies or the Transferred Businesses, taken as a whole, excluding any such material adverse effect which arises or results from general market or conditions in the financial industry.

                "NASD" means NASD Regulation, Inc., a subsidiary of the National Association of Securities Dealers, Inc.

                "Net Income" means net income or loss after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all as determined in accordance with GAAP, provided that in any event there shall be added back any overhead costs of any of the Legend Companies (including, for example and without limitation, professional salaries of personnel of the Legend Companies who devote substantial time to the management of the business of WRF or its Affiliates (other than the Transferred Businesses and the Acquired Businesses after the Closing Date) allocated to WRF or any of its Affiliates (other than the Transferred Businesses and the Acquired Businesses)) and there shall be excluded:

                             (i)  any restoration of any contingency reserve,
except to the extent that provision for such reserve was made out of income during such period;

                             (ii)  any net gain arising from the collection of
the proceeds of any insurance policy;

                             (iii) the impact of any write-up of any asset;

                             (iv)  any other Extraordinary Expenses and
Extraordinary Revenues and any other non-cash or non-recurring gains or losses;

                             (v) all management or similar fees charged to the
Legend Companies by WRF or its Subsidiaries;

                             (vi) any overhead costs of WRF or its
Subsidiaries (including, for example and without limitation, professional salaries of personnel of WRF or its Subsidiaries who devote substantial time to the management of the Transferred Businesses or the Acquired Businesses after the Closing Date) allocated to the Legend Companies, except to the extent such overhead costs relate to the replacement of services previously provided by any one or more of the Sellers.

                "Net Working Capital" means, with respect to the Legend Companies, the difference between the current assets of the Legend Companies (excluding any deferred tax assets or claims for refunds or tax credits) and all current liabilities of the Legend Companies as the same would be reflected on a balance sheet of the Legend Companies prepared in accordance with GAAP and consistent with the Balance Sheets, provided, however, that there shall be added as a liability of the Legend Companies an amount equal to $1,000,000; and provided, further, however, that any investments in mutual funds set forth on Schedule 3.1(b) by the Legend Companies shall be ignored for the purposes of calculating their Net Working Capital; and provided, further, however, that cash equivalents (other than investments in mutual funds) shall not be less than $950,000.

                "Operating Sites" means all offices at which any of the Legend Companies conducts the Transferred Business at any time relevant hereunder.

                "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

                "Permitted Encumbrances" means all Encumbrances which are:

                (1)   Encumbrances set forth on Schedule 1.1(b);

                (2) statutory liens for Taxes or assessments that are not yet due and payable;

                (3) matters which would be shown on an accurate survey and any other defect or exception which would be disclosed by a search of title, which in each case does not materially impair the use, operation, value or marketability of the asset to which it relates;

                (4) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable; or

                (5) other liens or imperfections on assets which individually or in the aggregate do not exceed $10,000 and do not materially detract from the value of or materially impair the existing use of the assets affected by such liens or imperfections.

                "Person" means any individual, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

                "Pooled Product" means each vehicle for collective investment (in whatever form of organization, including in the form of a corporation, company, limited liability company, partnership (limited or general), association, trust or other entity and including each separate portfolio of any of the foregoing).

                "Records" means all records and original documents in the possession of the Legend Companies which pertain to or have been or are utilized by the Legend Companies to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Legend Companies, including, without limitation, (1) all such records maintained on electronic or magnetic media, or in the electronic database system of the Legend Companies, and (2) all such records and original documents respecting the Legend Companies Contracts and Distribution Agreements as necessary to comply with any Applicable Law, including, without limitation, any and all records kept in accordance with, or documents filed pursuant to, any Securities Laws.

                "Release" means the release by each of the persons whose name is set forth on Annex II hereto, substantially in the form of Annex III.

                "SEC" means the Securities and Exchange Commission.

                "Securities Laws" means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act; the Advisers Act; the published rules and regulations of the SEC promulgated thereunder; the securities or "blue sky" laws of any state or territory of the United States; the rules and regulations of NASD Regulation Inc.; and the comparable laws, rules and regulations in effect in any other country.

                "Seller" means, individually, either Philip C. Restino, RFT, JJR, RRR, Mark J. Spinello, Glenn T. Ferris or David L. Phillips, as the context may require, and "Sellers" means any two or more of them collectively, as the context may require.

                "Shares" means shares of common stock of each of the Legend Parent Companies.

                "Subsidiary" means, when used with respect to any Person which is not a natural person, any corporation, association, partnership, limited liability company or other business entity a majority of the voting or similar power of which is at the time owned by such Person or by one or more Subsidiaries of such Person.

                "Tax Return" means any report, return, document, declaration or other information or document (including any attachments or amendments to any of the foregoing) required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

                "Taxes" means any and all taxes, charges, fees, levies, duties or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties or other assessments.

                "Transfer" means sell, transfer, assign, convey, lease and/or deliver (other tenses of the term have similar meaning) or sale, transfer, assignment, conveyance, lease and/or delivery, as indicated by the context (other than to WRF or a Wholly Owned Subsidiary of WRF).

                "Transfer Event"means (i) a Transfer of substantially all of the assets of (a) WRF or (b) the Legend Companies plus the Acquired Businesses (other than to WRF or a Wholly Owned Subsidiary of WRF), (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the beneficial owner of more than 50% of the total voting equity interests in WRF or the Legend Companies (other than, in the case of the Legend Companies, WRF or a Wholly Owned Subsidiary of WRF) or (iii) the merger or consolidation of WRF or the Legend Companies with or into any Person (other than, in the case of the Legend Companies, WRF or a Wholly Owned Subsidiary of WRF) unless immediately following such merger or consolidation more than 50% of the surviving company's issued and outstanding Equity Securities are held by the holders of WRF's or the Legend Companies', as the case may be, issued and outstanding Equity Securities immediately prior to such merger or consolidation.

                "Transferred Businesses" means the businesses currently conducted by the Legend Companies.

                "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

                "Wholly Owned Subsidiary" means, when used with respect to any Person which is not a natural person, any corporation, association, partnership, limited liability company or other business entity 100% of the voting or similar power of which is at the time owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                      (b) The following terms shall have the meaning specified in the indicated section of this Agreement:


                   Term                            Section
                   ----                            -------

Accounting Firm............................Section 2.2(e)
Adjusted Closing Payment...................Section 2.2(a)
Adjusted HoldBack Amount...................Section 2.2(b)
Agreement..................................Opening Paragraph
ASC........................................Opening Paragraph
Balance Sheets.............................Section 3.3(a)
Base Salary................................Annex II
Calculation Statement......................Section 2.2(e)
Claims.....................................Annex III
Closing Payment............................Section 2.2(a)
Content....................................Section 3.10(a)
Contingent Payment.........................Section 2.2(a)
Contingent Payment Statement...............Section 2.2(i)
Copyrights.................................Section 3.10(a)
Date Data..................................Section 3.10(o)
Designated Accounting Firm.................Section 2.2(e)
EBITDA Minimum Amounts.....................Section 2.2(g)
ERISA Affiliate............................Section 3.15(a)
Estimated Net Working Capital Certificate..Section 2.2(c)
FIM........................................Opening Paragraph
Final Net Working Capital Certificate......Section 2.2(d)
Financial Statements.......................Section 3.3(a)
FIRPTA Certificate.........................Section 6.2(k)
HoldBack Amount............................Section 2.2(b)
Intellectual Property......................Section 3.10(a)
Legend Cafeteria Plan......................Section 5.13(b)
Legend Companies Intellectual Property.....Section 3.10(b)
Legend Parent Companies....................Opening Paragraph
LFC........................................Opening Paragraph
LGI........................................Opening Paragraph
License Agreements.........................Section 3.10(b)
Non-Third Party Claim......................Section 7.4
Patents....................................Section 3.10(a)
Payor......................................Section 2.5
Permits....................................Section 3.4(a)
Plan.......................................Section 3.15(a)
PMG........................................Opening Paragraph
Post-Closing Straddle Period...............Section 8.2(d)
Pre-Closing Period.........................Section 8.2(a)
Pre-Closing Straddle Period................Section 8.2(a)
PTC........................................Opening Paragraph
Purchase Price.............................Section 2.2(a)
Purchase Price Percentage..................Section 2.2(i)
RFT........................................Opening Paragraph
Sellers' Basket............................Section 7.7
Significant Asset Sale.....................Section 2.2(g)
Significant Assets.........................Section 2.2(g)
SMAC.......................................Opening Paragraph
Software...................................Section 3.10(a)
Straddle Period............................Section 8.2(a)
Stub Balance Sheet.........................Section 5.15(b)
Stub Financial Statements..................Section 5.15(b)
Tax Claim..................................Section 8.3(a)
Third Party Claim..........................Section 7.3(a)
Trade Secrets..............................Section 3.10(a)
Trademarks.................................Section 3.10(a)
Transfer Event Election....................Section 2.2(h)
Transfer Event Election Amount.............Section 2.2(h)
Transfer Taxes.............................Section 2.5
Transferred Employees......................Section 5.13(a)
WRF........................................Opening Paragraph
WRF Basket.................................Section 7.7
WRF Medical Plan...........................Section 5.13(b)
Year 1 EBITDA..............................Section 2.2(f)(i)
Year 1 Contingent Payment..................Section 2.2(f)(i)
Year 2 EBITDA..............................Section 2.2(f)(ii)
Year 2 Contingent Payment..................Section 2.2(f)(ii)
Year 2000 Compliant/Year 2000 Compliance...Section 3.10(o)
Year 3 EBITDA..............................Section 2.2(f)(iii)
Year 3 Contingent Payment..................Section 2.2(f)(iii)
1999 Balance Sheet.........................Section 5.15(a)
1999 Financial Statements..................Section 5.15(a)



                                 ARTICLE II

                PURCHASE AND SALE; CLOSING; RELATED MATTERS

                Section 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each of the Sellers hereby agrees to sell to WRF, free and clear of all Encumbrances, and WRF hereby agrees to purchase from each of the Sellers, the number of Shares of each of the Legend Parent Companies set forth opposite such Seller's name on Annex I hereto and to pay such Seller the aggregate consideration set forth therefor in Section 2.2(a). The aggregate number of such Shares being purchased by WRF hereunder shall be 100% of the issued and outstanding Shares and WRF shall not be obligated to purchase any Shares unless it is obligated to purchase all such Shares.

                Section 2.2.  Purchase Price.

                      (a) The aggregate purchase price for all of the Shares shall be $61,000,000 (the "Closing Payment"), as adjusted pursuant to Sections 2.2(c), (d) and (e) hereof (the "Adjusted Closing Payment"), and the contingent right to receive the contingent payments described in
Section 2.2(f) below (each a "Contingent Payment" and, together with the Adjusted Closing Payment, the "Purchase Price"), provided, however, that the aggregate amount of the Contingent Payments shall not exceed $14,000,000.

                      (b) At the Closing, WRF shall pay 95% of the Adjusted Closing Payment (as adjusted pursuant to Section 2.2(c) hereof) to the Sellers and shall retain 5% of the Adjusted Closing Payment (as adjusted pursuant to Section 2.2(c) hereof) (the "Hold-Back Amount"). As soon as practicable but in no event later than three Business Days after the determination of adjustments to the Hold-Back Amount pursuant to Sections 2.2(d) and 2.2 (e) hereof, WRF shall pay 100% of the Hold-Back Amount, as so adjusted (the "Adjusted Hold-Back Amount") to the Sellers.

                      (c) On the day immediately prior to the Closing Date, the Sellers shall deliver to WRF a certificate (the "Estimated Net Working Capital Certificate") setting forth a good faith estimate of the Net
Working Capital of each of the Legend Companies as of the close of business on the Closing Date. The Closing Payment shall be increased by the amount of the estimated Net Working Capital of the Legend Companies set forth on the Estimated Net Working Capital Certificate.

                      (d) On or before the 30th day following the Closing Date (or, if such day is not a Business Day, then the next Business Day), the Sellers shall deliver to WRF a certificate (the "Final Net Working Capital Certificate") setting forth the Net Working Capital of the Legend Companies as of the close of business on the Closing Date. If the Net Working Capital of the Legend Companies as of the close of business on the Closing Date as reflected in the Final Net Working Capital Certificate exceeds the estimated Net Working Capital of the Legend Companies as of the Closing Date set forth on the Estimated Net Working Capital Certificate, then the Hold- Back Amount shall be increased by the amount of such excess. If the estimated Net Working Capital of the Legend Companies as of the close of business on the Closing Date as reflected in the Estimated Net Working Capital Certificate exceeds the Net Working Capital of the Legend Companies as of the close of business on the Closing Date set forth on the Final Net Working Capital Certificate, then the Hold-Back Amount will be decreased by the amount of such excess, and if the amount of such excess is greater than the Hold-Back Amount, Philip C. Restino agrees to be jointly and severally liable, and each other Seller shall be severally liable pro rata in proportion to such Seller's Purchase Price Percentage, to pay to WRF any such deficiency.

                      (e) On or before the 30th day following the Closing Date (or, if such day is not a Business Day, then the next Business Day), the Sellers shall cause to be prepared and delivered to WRF a statement
(the "Calculation Statement") derived from the books and records of the Legend Companies setting forth in reasonable detail the Sellers' calculation of the Closing Adjustment. WRF and its representatives shall have the right to review the work papers, schedules, memoranda and other documents and information prepared or reviewed (or caused to be prepared or reviewed) by the Sellers in connection with the preparation of the Calculation Statement and to communicate with the persons who conducted such preparation or review on behalf of the Sellers. Within 10 days after the delivery of the Calculation Statement to WRF, WRF shall notify the Sellers of any objection to the Calculation Statement, specifying any such objection in reasonable detail. If WRF does not notify the Sellers of any objection within such period, WRF shall be deemed to have agreed to the Calculation Statement as prepared by the Sellers and the Calculation Statement as prepared by the Sellers shall be final and binding. If WRF and the Sellers agree on the resolution of any such objection, the Calculation Statement (with any such changes as may be agreed) shall be final and binding. WRF and the Sellers agree to negotiate in good faith to attempt to resolve any such objections, provided that WRF and a Majority in Interest of the Sellers shall each have the right, at any time, by written notice, to unilaterally terminate all negotiations with respect to such objections or changes. Not later than ten Business Days after either WRF or a Majority in Interest of the Sellers shall have terminated such negotiations, all such disputed matters shall be submitted for resolution to a certified public accounting firm of national standing (an "Accounting Firm") mutually acceptable to WRF and a Majority in Interest of the Sellers or, if WRF and a Majority in Interest of the Sellers are unable to agree on a single Accounting Firm, each shall select an Accounting Firm and such Accounting Firms shall, by mutual agreement, select a third Accounting Firm (the "Designated Accounting Firm"). WRF and the Sellers shall use reasonable efforts to cause the report of the Designated Accounting Firm to be rendered within 10 days of its selection, and the Designated Accounting Firm's determination of the Closing Adjustment shall be final and binding. The fees and expenses of the Accounting Firms shall be shared equally by the Sellers, on the one hand, and WRF on the other hand.

                      (f) The Sellers shall have the right to receive the following Contingent Payments, provided, however, that the aggregate amount of the Contingent Payments shall not exceed $14,000,000:

                             (i)   If EBITDA for the period commencing on the
Closing Date and ending on December 31, 2000 ("Year 1 EBITDA"), on an annualized basis, is greater than $6,600,000, WRF shall deliver to the Sellers a payment (the "Year 1 Contingent Payment") in an amount equal to the product of 3.75 times the amount of such excess; provided, however, that the Year 1 Contingent Payment shall not exceed $4,000,000;

                             (ii)  If EBITDA for the twelve month period
commencing on January 1, 2001 and ending on December 31, 2001 ("Year 2 EBITDA") is greater than $7,580,000, WRF shall deliver to the Sellers a payment (the "Year 2 Contingent Payment") in an amount equal to the product of 3.25 times the amount of such excess; provided, however, that the Year 2 Contingent Payment shall not exceed the sum of (A) $5,000,000 plus (B) the excess, if any, of $4,000,000 over the amount of the Year 1 Contingent Payment; and

                             (iii)  If EBITDA for the twelve month period
commencing on January 1, 2002 and ending on December 31, 2002 ("Year 3 EBITDA") is greater than $8,280,000, WRF shall deliver to the Sellers a payment (the "Year 3 Contingent Payment") equal to the product of 2.75 times the amount of such excess; provided, however, that the Year 3 Contingent Payment shall not exceed the excess of (A) $14,000,000 over (B) the sum of the Year 1 Contingent Payment and the Year 2 Contingent Payment.

                      (g) (i) In the event that, during the period commencing on the Closing Date and ending on December 31, 2002, WRF Transfers or causes the Legend Companies to Transfer in one transaction or a related series of transactions, any business or any asset or related group of assets of the Legend Companies or the Acquired Businesses ("Significant Assets") that if Transferred with associated goodwill and other intangibles would constitute a business of the Legend Companies or the Acquired Businesses or a significant portion of any such business (a "Significant Asset Sale"), Section 2.2(f) shall be adjusted as follows: (A) The $6,600,000 amount provided in Section 2.2(f)(i), (B) the $7,580,000 amount provided in Section 2.2(f)(ii) and (C) the $8,280,000 amount provided in Section 2.2(f)(iii) (the "EBITDA Minimum Amounts") for the remainder of the year in which the Significant Asset Sale occurs (on a pro rata basis based on the number of days remaining in such year after the Significant Asset Sale) and each applicable year thereafter shall be reduced by multiplying each such amount by a fraction (x) the numerator of which is EBITDA for the twelve month period preceding the month in which the Significant Asset Sale occurs, less the EBITDA attributable to the applicable Significant Assets Transferred for the twelve month period preceding the month in which the Significant Asset Sale occurs and (y) the denominator of which is EBITDA for the twelve month period preceding the month of the Significant Asset Sale.

                             (ii)  WRF shall give the Sellers notice of its
determination of EBITDA attributable to the Significant Assets involved in a Significant Asset Sale at least five (5) business days prior to such event. Such notice shall include sufficient information as may be reasonably necessary for the Sellers to review the determination of WRF of EBITDA attributable to such Significant Assets. Within thirty (30) days of the receipt of such notice, a Majority in Interest of the Sellers must give WRF notice of any objection to such determination. If a timely notice is given by Sellers to WRF, the Sellers may include such objection in connection with the procedure set forth in Section 2.2(i).

                      (h) If the Sellers receive notice from WRF pursuant to Section 2.8 hereof of an impending Transfer Event expected to occur, or if a Transfer Event occurs, between the Closing Date and December 31, 2002, WRF agrees that, by written notice to WRF from a Majority in Interest of the Sellers not less than 10 days following the earlier of notice to the Sellers of such impending Transfer Event or the occurrence of a Transfer Event, Sellers may, in their sole discretion, elect (the "Transfer Event Election") to receive an amount equal to the product of .75 times the excess of $14,000,000 over the amount of the Contingent Payments actually made between the Closing Date and the date such Transfer Event occurs (the "Transfer Event Election Amount"). Payment of the Transfer Event Election Amount shall be made by WRF as soon as practicable, but not less than 30 days, after the occurrence of such Transfer Event. The Sellers agree that payment by WRF of the Transfer Event Election Amount shall be deemed to constitute performance in full and discharge by WRF of its obligation under this Agreement to make the Contingent Payments. In the event that any Transfer Event notified to the Sellers by WRF pursuant to Section 2.8 hereof is not consummated or does not occur, any Transfer Event Election made with respect to such Transfer Event shall be null and void and WRF shall be under no obligation to pay the Transfer Event Election Amount. If the Sellers receive notice from WRF pursuant to Section 2.8 hereof of an impending Transfer Event expected to occur between the Closing Date and December 31, 2002 and do not timely make a Transfer Event Election, all of WRF's obligations under this Agreement to make the Contingent Payments under this Agreement shall cease upon the occurrence of the Transfer Event and the assumption in connection therewith by WRF's successor in interest to this Agreement of WRF's obligations hereunder to make the Contingent Payments.

                      (i) As promptly as practicable, but in no event later than 90 days after December 31 of each of 2000, 2001 and 2002 (or, if such day is not a Business Day, then the next Business Day), WRF shall cause to be prepared and delivered to the Sellers a statement (each a "Contingent Payment Statement") derived from the books and records of the Legend Companies and the Acquired Businesses setting forth EBITDA for the twelve month period ending on such December 31 and the amount of the Contingent Payment, if any, for such twelve month period setting forth the components thereof in reasonable detail. The Sellers and their representatives shall have the right to review the work papers, schedules, memoranda and other documents and information prepared or reviewed by WRF and to communicate with the persons who conducted such preparation or review in connection with each Contingent Payment Statement. Within 60 days after the delivery of any Contingent Payment Statement to the Sellers, the Sellers shall notify WRF of any objection to such Contingent Payment Statement, specifying in reasonable detail any such objections. If none of the Sellers notifies WRF of any objections within such period each Seller shall be deemed to have agreed to such Contingent Payment Statement as prepared by WRF. If WRF and a Majority in Interest of the Sellers agree on the resolution of all such objections, such Contingent Payment Statement (with any such changes as may be agreed) shall be final and binding. WRF and the Sellers shall negotiate in good faith to attempt to resolve any such objections, provided that WRF and a Majority in Interest of the Sellers shall each have the right, at any time, to unilaterally terminate in writing all discussions with respect to such objections or changes. Not later than ten business days after either WRF or a Majority in Interest of the Sellers shall have terminated such discussions, all such disputed items shall be submitted for resolution to a certified public accounting firm of national standing (an "Accounting Firm") mutually acceptable to WRF and a Majority in Interest of the Sellers or if WRF and such Sellers are unable to agree on a single Accounting Firm, each shall select an Accounting Firm and such Accounting Firms shall, by mutual agreement, select a third Accounting Firm (the "Designated Accounting Firm"). Each such Accounting Firm shall be independent of and have no ongoing business relationship with any Seller or WRF or their respective Affiliates. WRF and the Sellers shall use reasonable efforts to cause the report of the Designated Accounting Firm to be rendered within 30 days of its appointment, and the Designated Accounting Firm's determination as to the appropriateness and extent of changes (if any) to any such Contingent Payment Statement shall be final and binding. The fees and expenses of the Accounting Firms shall be shared equally by the Sellers on the one hand (in proportion to their Purchase Price Percentages), and WRF on the other hand.

                      (j) The portion of the Purchase Price, if any, payable on any date pursuant to Sections 2.2(b) or (k) hereof to any Seller shall be the product of the percentage set forth opposite such Seller's name on Annex I hereto (the "Purchase Price Percentage") times the aggregate amount of the Purchase Price payable on such date unless WRF is otherwise instructed in a writing from all of the Sellers delivered to WRF not less than three Business Days prior to such date.

                      (k)    All payments to the Sellers under this
Article II shall be made by wire transfer of immediately available funds to an account of the applicable Seller the details of which shall have been provided to WRF at least 3 Business Days prior to the date such payments are due. Each Contingent Payment, if any, shall be paid within 3 Business Days after the amount of such Contingent Payment shall have been finally determined in accordance with the provisions of Section 2.2(i) hereof. Each Contingent Payment to be made by WRF pursuant to Section 2.2(i) shall be made together with interest thereon at LIBOR plus 1% from March 31 of the year in which such Contingent Payment is due to the date immediately preceding the date such payment is actually made.

                Section 2.3. The Closing. The Closing shall take place (i) at the office of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036- 6522 at 10:00 a.m., New York City time, as soon as practicable after March 30, 2000 but in any event no later than three Business Days after the last of the conditions set forth in Article VI hereof shall be fulfilled or waived in accordance herewith (other than those conditions which can only be fulfilled at the Closing) or (ii) at such other time and place and/or on such other date as WRF and the Sellers may agree.

                Section 2.4. Further Assurances. The Sellers shall, from time to time after the Closing, at the request of WRF and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as WRF may reasonably require to more effectively transfer and assign to, and vest in, WRF the Shares purchased by WRF hereunder. The Sellers and WRF shall, from time to time after the Closing, at the request of any party and without further consideration, take such other action as may be required to fully implement the provisions of this Agreement required to be implemented at that time. Any out-of-pocket expenses suffered by any of the Sellers or WRF in the course of complying with this Section 2.4 shall be shared equally by the Sellers, on the one hand, and WRF on the other hand.

                Section 2.5. Transfer Taxes. All sales, use, transfer, recording, ad valorem, privilege, documentary, gains, stamp, duties or similar Taxes and fees (collectively, the "Transfer Taxes"), arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by the Sellers. The Person which has primary legal responsibility for the payment of any particular Transfer Tax (the "Payor") shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated.

                Section 2.6. Substitution. WRF may substitute any Wholly Owned Subsidiary of WRF for itself under this Article II, which shall thereupon be treated as WRF for all purposes hereunder. WRF agrees that it shall be jointly and severally responsible for all obligations of its Wholly Owned Subsidiaries substituted for WRF hereunder.

                Section 2.7.  [Reserved]

                Section 2.8. Continuing Obligations of WRF. WRF shall give the Sellers notice of any Significant Asset Sale or Transfer Event upon the entering into of a binding agreement providing for such Significant Asset Sale or Transfer Event and the public announcement of the pendency of such Significant Asset Sale or Transfer Event.

                Section 2.9. Deliveries at the Closing. At the Closing, (i) the Sellers shall deliver to WRF stock certificates representing all of the Shares, together with stock powers duly endorsed in blank, and such other documents, certificates and instruments as WRF shall reasonably request and
(ii) WRF shall deliver to the Sellers 95% of the Adjusted Closing Payment, as adjusted pursuant to Section 2.2(c) hereof.

                                ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF
                                THE SELLERS

                Except as set forth in writing in a Schedule referencing the appropriate section, subsection or clause of this Article III and delivered to WRF prior to the date hereof, each Seller individually (and not jointly) represents and warrants to WRF as follows:

                Section 3.1. Organization of the Legend Companies and Related Matters; Capitalization. (a) Each of the Legend Companies has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Legend Companies has full corporate power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. The certificate of incorporation and by-laws of each of the Legend Companies and any amendments thereto, complete and correct copies of each of which as in effect on the date hereof have heretofore been delivered or made available to WRF, have been filed with or notified to all applicable Governmental Authorities to the extent required by all Applicable Law.

                      (b) All of the Shares are duly and validly authorized, issued, outstanding, fully paid, nonassessable and owned of record and beneficially by the Sellers. There is no Voting Debt of any of the Legend Companies issued and outstanding. None of the Legend Companies is subject to any obligation, contingent or otherwise, to issue any Equity Securities or Voting Debt to any Person. Other than the Legend Subsidiaries, none of the Legend Companies has any Subsidiaries or Affiliates (other than Affiliates (but not Subsidiaries) not engaged in a business or businesses similar to the Transferred Businesses). None of the Legend Companies owns any Equity Securities other than Equity Securities issued by one or more of the Legend Subsidiaries or short-term high quality money market securities. None of the Shares have been issued in violation of any Applicable Law.

                      (c) Schedule 3.1(c) hereto sets forth, separately in respect of each of the Legend Companies, (i) the authorized capital stock of each of the Legend Companies, (ii) the number of shares of capital stock of each of the Legend Companies issued and outstanding as of the date hereof, (iii) the number of Shares of capital stock of each of the Legend Companies issued and held in the treasury as of the date hereof and (iv) the number of shares of capital stock of each of the Legend Companies reserved for issuance upon exercise of any options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character. Except as set forth above or below, (x) there are no shares of capital stock of any of the Legend Companies authorized, issued or outstanding; (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of any of the Legend Companies, obligating any of the Legend Companies to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities or Voting Debt of, or other equity interest in, any of the Legend Companies or securities convertible into or exchangeable for such Equity Securities or Voting Debt, or obligating any of the Legend Companies to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (z) there are no outstanding contractual obligations of any of the Legend Companies to repurchase, redeem or otherwise acquire any Shares or any of the capital stock of any of the Legend Companies or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Legend Companies or any other entity. Schedule 3.1(c) sets forth, separately in respect of each of the Legend Companies, a complete schedule of each option to purchase shares outstanding as of the date hereof, including the name of the optionee, the number of shares of capital stock of each of the Legend Companies, the exercise price, the date of grant and the vesting schedule.

                      (d) There are no voting trusts or other agreements or understandings to which any of the Legend Companies or any of the Sellers is a party with respect to the voting of the capital stock of any of the Legend Companies.

                      (e) No instrument with respect to any indebtedness of any of the Legend Companies contains any restriction upon (i) the prepayment of any indebtedness of any of the Legend Companies, (ii) the incurrence of indebtedness by any of the Legend Companies or (iii) the ability of any of the Legend Companies to grant any lien on the properties or assets of any of the Legend Companies.

                      (f) Each Seller owns, beneficially and of record, the number of Shares set forth on Annex I hereto, free and clear of any Encumbrances. Upon the delivery of and payment for the Shares at the Closing as provided for in this Agreement, Buyer will acquire good and valid title thereto, free and clear of any Encumbrances other than any Encumbrance created by WRF or its Affiliates.

                Section 3.2.  Authority; No Violation; Consents.

                      (a) Each of the Legend Companies and such Seller, as applicable, has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of each of the Legend Companies and such Seller, as applicable, and no other proceedings on the part of any of the Legend Companies or such Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Legend Companies and such Seller. Assuming the due authorization, execution and delivery of this Agreement by WRF and the other parties hereto, this Agreement constitutes or will constitute the legal, valid and binding obligation of the Legend Companies and such Seller, as applicable, enforceable against each of them in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

                      (b) Neither the execution, delivery and performance of this Agreement by the Legend Companies or such Seller nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (which is not expressly waived) under, or the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Legend Companies under any of the terms, conditions or provisions of,
(x) the organizational documents of the Legend Companies or, if applicable, such Seller, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Legend Companies or such Seller is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate any Applicable Law except, in the case of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations or accelerations or Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect.

                      (c)    Except for (i) filings required under HSR and
(ii) filings under applicable rules and regulations of the NASD, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority that has not been obtained or made is necessary for the consummation by the Legend Companies or such Seller of any of the transactions contemplated by this Agreement.

                Section 3.3. Financial Statements; Liabilities. (a) The Sellers have previously delivered or caused to be delivered to WRF copies of the audited balance sheets of each of LEC, LAC and FIM as of December 31 for the fiscal years 1997, 1998 and 1999 and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal years then ended, together with the related notes thereto, accompanied by the audit report of McCurry & Ingles LLP, independent public accountants with respect thereto (the balance sheets and the statements above being referred to collectively as the "Financial Statements" and the December 31, 1999 balance sheets as the "Balance Sheets") and the unaudited balance sheets of ASC as of December 31 for the fiscal years ended December 31 1997, 1998 and 1999 and the related unaudited statements of income, changes in shareholders' equity and cash flows for the fiscal years then ended, together with the related notes thereto. The balance sheets referred to in the previous sentence (including the related notes) fairly present in all material respects the financial position of each of the respective Legend Companies as of the dates thereof, and the other Financial Statements fairly present in all material respects (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount and the addition of footnotes) the results of the operations, cash flows and changes in shareholders' equity of each of the respective Legend Companies for the respective fiscal periods therein set forth; and such balance sheets and statements (including the related notes, where applicable) have been prepared in accordance with GAAP consistently applied throughout the periods involved except as noted therein.

                      (b) Except for (i) liabilities that are fully reflected or reserved against in the Balance Sheets, (ii) liabilities incurred since the date of the Balance Sheets in the ordinary course of business or which are not in the aggregate material to the business or operations of the Legend Companies and (iii) liabilities the incurrence of which is expressly permitted by this Agreement or authorized by WRF in writing, each of the Legend Companies does not have any liabilities, whether absolute, accrued, contingent or otherwise that would be required to be reflected in the Balance Sheets. None of the Legend Companies has any long-term liabilities.

                      (c) The copies of the Tax Returns of LMG for its fiscal year ended December 31, 1998, as made available for review by the Sellers to KPMG and the request of WRF, conformed to the Tax Returns actually filed.

                Section 3.4. Compliance with Applicable Law. (a) Such Seller, each of the Legend Companies and each employee of each of them holds, and has at all pertinent times held, all licenses, registrations, franchises, permits, qualifications and authorizations (collectively, "Permits") necessary for the lawful ownership and use of the respective properties and assets of the Legend Companies and the conduct of their respective businesses under and pursuant to every, and is in compliance with each, and are not in default under any, Applicable Law relating to any of them or any of their respective assets, properties or operations except for those licenses, franchises, permits, qualifications and authorizations, the absence of which, and except for those non-compliances and defaults which, individually or in the aggregate, would not have a Material Adverse Effect, and no Seller knows of any violations of any of the above or has received notice asserting any such violation. All such Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

                      (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Legend Companies, no Governmental Authority has at any time during the past five years initiated or, to the Sellers' knowledge, threatened any proceeding or investigation into the business or operations of any of them or any of their officers, directors or employees (excluding independent contractors not working at the Legend Companies' principal place of business other than each OSJ (as defined in Conduct Rule 3010(a)(3) of the NASD) of each of the Legend Companies which is registered with the SEC as a broker-dealer and the registered principals of such OSJs with authority to carry out the supervisory responsibilities assigned to such OSJs within the meaning of Conduct Rule 3010(a)(4) of the NASD) or shareholders in their capacity as such. There is no unresolved violation, deficiency, or exception by any Governmental Authority with respect to any examination of the Legend Companies.

                      (c) Each of the Legend Companies which renders investment advisory services to investment advisory clients has at all times since December 31, 1993 or its date of formation, whichever is later, rendered such investment advisory services to such investment advisory clients with whom such company is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements and written instructions from such investment advisory clients and Applicable Law.

                      (d) Each of the Legend Companies timely has filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, in a form which was accurate and appropriately responsive to the requirements of Applicable Law and timely has paid all fees and assessments to the extent due and payable in connection therewith except where the failure to so file or pay, individually or in the aggregate, would not have a Material Adverse Effect.

                      (e) As of their respective dates, the Governmental Documents of the Legend Companies complied in all material respects with the requirements of the Securities Laws applicable to such Governmental Documents. The Sellers have previously delivered or made available to WRF a complete copy of each Governmental Document filed by any of the foregoing entities since December 31, 1996 and prior to the date hereof.

                Section 3.5. Books and Records. Each of the Legend Companies has at all times since its formation maintained Records which in all material respects accurately reflect all its transactions in reasonable detail, and have at all times maintained accounting controls, policies and procedures reasonably designed to provide that such transactions are executed in accordance with its management's general or specific authorization, as applicable, and recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, and the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable regulatory requirements.

                Section 3.6. Ineligible Persons. None of the Legend Companies or any "associated person" (as defined in the Advisers Act or the Exchange Act) of any of the Legend Companies, is ineligible pursuant to
Section 203 of the Advisers Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker-dealer or as an associated person of a registered investment adviser or broker-dealer.

                Section 3.7. Assets Under Management. The aggregate amount of assets under management, administration or custody by the Legend Companies as of December 31, 1999 and February 19, 2000, the amount of assets under management, administration or custody by them for each client for which they manage, administer or act as custodian of more than $1 million as of December 31, 1999 and any material fee adjustments ($50,000 or more) or net contributions or withdrawals ($500,000 or more) with respect to any of such clients during 1999 or 2000 are accurately set forth in Schedule 3.7 hereto, together with a brief summary of the fee or profit allocation arrangements in effect with respect to each such client. There are no agreements or understandings in effect pursuant to which any of the Legend Companies has capped, waived or reimbursed or will under any circumstances cap, waive or reimburse any or all fees or charges in excess of $1,000 for any such agreement or understanding payable by any of its clients.

                Section 3.8. Title. The Legend Companies do not own any real property. The Legend Companies have good and marketable title to all Legend Companies Assets and have good and insurable leasehold interests in the Leased Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The only Operating Sites are the Leased Properties.

                Section 3.9. Legend Companies Contracts. Schedule 3.9 lists under separate headings, and the Sellers have made available to WRF copies of: (a) each Legend Companies Contract that is not cancellable without penalty by the Legend Company party thereto upon 90 days or less notice or that involves the receipt or payment by the Legend Company party thereto in any of the two prior fiscal years (or is reasonably likely to involve the receipt of payment by the Legend Company party thereto in the current or any future fiscal year) of an amount in excess of $50,000, (b) each Legend Companies Contract with one or more of the Sellers or members of their Immediate Families or entities in which any of them has greater than a 5% equity interest, and (c) each other Legend Companies Contract material to the Transferred Business or the governance, operations or financial condition of the Legend Company party thereto. The Sellers have made available to WRF copies of all sales, marketing and account solicitation agreements and marketing arrangements of the Legend Companies. Each of Legend Companies has duly performed all its material obligations under each Legend Companies Contract to which it is a party, in each case, to the extent that such obligations have accrued; and no breach or default, alleged breach or default, or event which constitutes or would (with the passage of time, notice or both) constitute a breach or default thereunder has occurred, or, as a result of this Agreement or the performance by the Legend Company party thereto of any of its covenants or obligations hereunder, will occur except for those failures to perform or those actual or alleged breaches or defaults which, individually or in the aggregate, would not have a Material Adverse Effect. Except for those limits or requirements as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Legend Companies Contracts limits the freedom of any of the Legend Companies to compete in any line of business or with any Person and none of the Legend Companies is subject to any requirement of exclusive dealing with any other Person anywhere in the world or with respect to any product.

                Section 3.10.  Technology and Intellectual Property.

                      (a) "Intellectual Property" means any United States (federal and state) and foreign: patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, "Patents"); trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for the Content and the Software (collectively, "Copyrights"); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, including mask works, formulae, algorithms, models and methodologies (collectively, "Trade Secrets"); rights of privacy and publicity, including, but not limited to, the names, likenesses, voices and biographical information of real persons; and all license agreements and other agreements granting rights relating to any of the foregoing. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on Internet site(s), and
(v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing. "Content" means any and all information, pictures, images, graphics, video, audio, text and any other content or information, in whatever form and on any media.

                      (b) The Legend Companies own or have the valid right to use all material Intellectual Property as currently used in connection with any of their respective businesses, including, without limitation, the AANN and all of the AANN's modeling and processes and other trade secrets related thereto, all service marks and all license agreements and other agreements granting rights relating to any such Intellectual Property to which any of the Legend Companies is a party or is otherwise bound ("License Agreements") (collectively, "Legend Companies Intellectual Property").

                      (c) Schedule 3.10(c)(1) sets forth for the Legend Companies Intellectual Property a complete and accurate list of all registrations, applications, or materially unregistered United States (federal and state) and foreign (i) Patents, (ii) Trademarks, (iii) Internet domain names, and (iv) registered Copyrights, indicating for each, the applicable jurisdiction, record owner, registration number (or application number), and date issued (or date filed). Schedule 3.10(c)(2) sets forth a complete and accurate list of all License Agreements granting or restricting any right to use or practice any rights in connection with any material Intellectual Property, to which any of Legend Companies is a party or is otherwise bound, except for those licenses for Software that may be readily obtained in the public marketplace for less than $10,000 individually, indicating for each the title, the parties, date executed, and the Intellectual Property covered thereby.

                      (d) The Legend Companies Intellectual Property owned by the Legend Companies is solely and exclusively owned by one of the Legend Companies free and clear of all Encumbrances (other than Permitted Encumbrances), and one of the Legend Companies is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for all registrations and applications for any Legend Companies Intellectual Property that it owns.

                      (e) All Legend Companies Intellectual Property had been duly maintained, is valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned. There is no pending or, to Sellers' knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Schedule 3.10(c)(1), or, to Sellers' knowledge, against any Legend Companies Intellectual Property licensed to any of the Legend Companies as set forth in Schedule 3.10(c)(2), which if resolved adversely to any of the Legend Companies, would have a Material Adverse Effect.

                      (f) Except as set forth on Schedule 3.10(f), there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations to which any of the Legend Companies is a party or is otherwise bound, which (i) materially restrict the rights of any of the Legend Companies to use any Legend Companies Intellectual Property, (ii) materially restrict the business of any of the Legend Companies in order to accommodate a third party's Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property which would otherwise materially infringe any Legend Companies Intellectual Property. The Legend Companies have not licensed or sublicensed their rights in any Legend Companies Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Legend Companies for the use of or right to use any Legend Companies Intellectual Property in connection with the business of any of the Legend Companies as currently conducted, except pursuant to the License Agreements set forth on Schedule 3.10(c)(2). The License Agreements are valid and binding obligations of all parties thereto, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any of the Legend Companies, or, to Sellers' knowledge, by any other party under any such License Agreement.

                      (g) The Legend Companies take reasonable measures to protect the confidentiality of their Trade Secrets with respect to AANN, including requiring employees and independent contractors having access thereto to execute written non-disclosure agreements. To Sellers' knowledge, no Trade Secret material to the business of any of the Legend Companies as currently operated has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement that adequately protects the proprietary interests of each of the Legend Companies in and to such Trade Secrets. To Sellers' knowledge, no party to any non-disclosure agreement relating to its Trade Secrets is in breach thereof.

                      (h) Neither the Legend Companies, nor, to Sellers' knowledge, the employees of any of the Legend Companies, has any agreements or arrangements with any Persons other than the Legend Companies related to confidential information or trade secrets of such Persons or restricting any such Person's ability to engage in business activities of any nature. To Sellers' knowledge, the activities of the present employees of the Legend Companies on behalf of any of the Legend Companies, do not violate any such agreements or arrangements known to the Sellers.

                      (i) To Seller's knowledge, the conduct of the business of each of the Legend Companies as currently conducted does not materially infringe upon any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe), and is not libelous, slanderous, defamatory, violative in any way of publicity or privacy rights, or obscene. Except as set forth in Schedule 3.10(i), there are no claims or suits pending or, to Sellers' knowledge, threatened, and the Legend Companies have received no notice of any third party claim or suit, (i) alleging that its activities or the conduct of its business infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any Legend Companies Intellectual Property, in each case which if resolved adversely to the Legend Companies, would have a Material Adverse Effect.

                      (j) To Seller's knowledge, no third party is misappropriating, infringing, diluting, or otherwise violating any Legend Companies Intellectual Property, and, no such claims are pending against a third party by the Legend Companies.

                      (k) Except as set forth on Schedule 3.10(k), the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of the Legend Companies to own or use any of the Legend Companies Intellectual Property nor require the consent of any governmental authority or third party in respect of any such Intellectual Property except for those consents the absence of which would not have a Material Adverse Effect.

                      (l) To Sellers' knowledge, no current or former director, officer or employee of any of the Legend Companies (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Legend Companies Intellectual Property.

                      (m) Schedule 3.10(m) sets forth a complete and accurate list of all material Software (other than Software having an acquisition price of less than $10,000 individually) owned, licensed, leased, or otherwise used by the Legend Companies, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

                      (n) The Legend Companies own or have the valid right to use (including, without limitation, the rights to copy, distribute and sell to any party) all material Software developed by any of the Legend Companies, whether developed for itself (as part of its core technology or otherwise) or on behalf of any third party.

                      (o) All computer hardware, firmware and software and systems used by the Legend Companies are, to the knowledge of the Sellers and the Legend Companies after reasonable investigation, Year 2000 Compliant. The Legend Companies have experienced no problems or failures of any kind with respect to Year 2000 compliance and have not received any notification from any entity that provides Date Data or processes in any way Date Data for any of the Legend Companies of any Year 2000 Compliance problems or failures. As used herein, "Year 2000 Compliant" and "Year 2000 Compliance" mean for all dates and times, including, without limitation, dates and times after December 31, 1999 and in the multi-century scenario, when used on a stand-alone system or in combination with other software or systems: (i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date-related calculations are correct (including, without limitation, age calculations, duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) there is no century ambiguity; (v) all reports and displays are sorted correctly; and (vi) leap years are accounted for and correctly identified (including, without limitation, that 2000 is recognized as a leap year).

                Section 3.11. Legal Proceedings. Neither any Legend Company or Seller nor the directors, officers or employees of any of them is a party to any, and there are no, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to Sellers' knowledge, threatened against any of them or any of their respective properties or assets relating to the Transferred Businesses, or that challenges any of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon any of them or any of their respective properties, assets, partners, directors, officers or employees relating to the Transferred Businesses.

                Section 3.12.  Taxes and Tax Returns.

                      (a) Each of the Legend Companies duly and timely has filed (or has had filed on its behalf) all Tax Returns that are required to be filed by or with respect to it, respectively, taking into account any applicable extensions of time within which to file such returns, and duly and timely has paid in full (or, in the case of Taxes being contested in good faith in appropriate proceedings, made adequate provision for in its financial statements in accordance with GAAP) all Taxes for all periods covered by such Tax Returns (whether or not shown as due on any Tax Return). All such Tax Returns are accurate and complete in all material respects. With respect to any period (or portion thereof) through the Closing Date for which Tax Returns are not yet due, each Legend Company has (i) timely paid (or will prior to the Closing timely pay) all required estimated Tax payments and (ii) made (or will, prior to the Closing, make) adequate provision in its financial statements in accordance with GAAP for all Taxes not then due and payable.

                      (b) There are no liens for Taxes upon any property or assets of any of the Legend Companies, except for liens for Taxes not yet due.

                      (c) Each of the Legend Companies has complied with all law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over.

                      (d) None of the Legend Companies is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any change in accounting method (nor has any Governmental Authority proposed in writing any such adjustment or change in accounting method).

                      (e) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to Taxes or Tax Returns of any of the Legend Companies. No written notification has been received by any of the Legend Companies that such an audit, examination or other proceeding is threatened with respect to Taxes of any of the Legend Companies.

                      (f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of material Taxes or deficiencies against any of the Legend Companies.

                      (g) No power of attorney has been granted by or with respect to any of the Legend Companies with respect to any matter relating to Taxes.

                      (h) None of the Legend Companies is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and none of the Legend Companies has any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement. None of the Legend Companies is or has ever been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group that includes other Legend Companies only). None of the Legend Companies has any liability for Taxes of any other Person (other than another Legend Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

                      (i) None of the Legend Companies is a party to any agreement, plan, contract or arrangement (whether oral or in writing) that could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                      (j) None of the Legend Companies is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                      (k) None of the Legend Companies has received notice of any claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction (it being understood that a so-called "nexus-questionnaire" shall not be deemed to constitute such a claim if the nexus questionnaire is listed on Schedule 3.12).

                      (l) None of the Legend Companies has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency (other than any such waiver or agreement that has expired).

                      (m) None of the Legend Companies has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Legend Companies.

               Section 3.13. Insurance. Each of the Legend Companies maintains with insurers which, to the Sellers' knowledge are reputable, the worker's compensation, comprehensive property and casualty, liability, errors and omissions, fidelity and other insurance described on Schedule
3.13 hereto, which insurance is, in the reasonable opinion of the Sellers, sufficient for the operation of its business as currently conducted.

               Section 3.14.  Labor and Employment Matters.

                      (a) None of the Legend Companies is delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them; and in the event of termination of the employment of any employee of any of the Legend Companies, none of the Legend Companies will be liable to any such employee under any agreement in effect at the Closing for so-called "severance pay," incentive pay, liquidated damages or any other payments or benefits, including, without limitation, post-employment health care, pension or insurance benefits.

                      (b) None of the Legend Companies has any claim made against it by any Person before any Governmental Authority in respect of employment with it for discrimination or harassment on account of sex, race or other characteristic protected by law and there are no pending or, to the Sellers' knowledge, threatened proceedings in relation thereto.

                      (c) Schedule 3.14(c) sets forth a true and complete list of: the names of all directors and elected and appointed officers of each of the Legend Companies, the number of Shares owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons. The Sellers have made available to WRF true and accurate information relating to the wage rates for non-salaried and non-executive salaried employees of each of the Legend Companies and all labor union contracts.

               Section 3.15. Benefit Plan Obligations. (a) Schedule 3.15(a) contains a true and complete list of each compensation, commission, bonus, deferred compensation, incentive compensation, equity purchase, equity option, share scheme, equity-based award, severance, redundancy or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe, other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement (a "Plan") as of the date hereof sponsored, maintained, or contributed to or required to be contributed to by the Legend Companies or any ERISA Affiliate of either of them (as defined below) for the benefit of any employee or terminated employee of the Legend Companies or any ERISA Affiliate of any of them. For purposes of this Agreement, "ERISA Affiliate" means any entity or Person that together with any of the Legend Companies would be deemed a "single employer" within the meaning of section 4001 of ERISA or would be considered as being "members" of a controlled group of corporations within the meaning of Code section 414 with any of the Legend Companies. Each Plan may be modified or terminated by the Legend Companies, or the applicable ERISA Affiliate, without liability to the Legend Companies, or the applicable ERISA Affiliate, subject only to claims filed or occurred prior to such modification or termination and the restrictions imposed by the Code and ERISA.

                      (b) None of the Legend Companies nor any ERISA Affiliate of any of them (i) has ever maintained any Plan which has been subject to Title IV of ERISA or any similar law of any other jurisdiction or (ii) has ever provided or agreed to provide health care or any other welfare benefits (as described in Section 3(1) of ERISA) to any employees after their employment is terminated (other than as required by part 6 of Subtitle B of title I of ERISA or any similar law of any other jurisdiction) or has ever agreed to provide such post-termination benefits.

                      (c) No Plan is a "multi-employer pension plan," as defined in section 3(37) of ERISA.

                      (d) Each Plan which is intended to be "qualified" within the meaning of Code section 401(a) is so qualified and has been so qualified during the period from its adoption to date, and each trust maintained thereunder is exempt from taxation under Code section 501(a).

                      (e) There is no matter pending (other than routine qualification determination filings, copies of which have been furnished to WRF, or will be promptly furnished to WRF when made) with respect to any of the Plans before any Governmental Authority. There are no pending, threatened or anticipated actions, suits, or claims by or on behalf of any Plan, by any employee or beneficiary covered thereunder, or otherwise involving any such Plan (other than routine claims for benefits).

               (f) All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheets of the Legend Companies.

               (g) No Legend Company nor any ERISA Affiliate thereof, no Plan or trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which a Legend Company or any ERISA Affiliate, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

               (h) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

               (j) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event,
(i) entitle any current or former employee or officer of a Legend Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

               Section 3.16. No Broker. Other than PricewaterhouseCoopers Securities, LLC, whose fees shall be paid by the Sellers, no broker, finder or similar intermediary has acted for or on behalf of any of the Legend Companies or any Seller, or is entitled to any broker's, finder's or similar fee or other commission from any of the Legend Companies or any Seller in connection with this Agreement or the transactions contemplated hereby.

               Section 3.17. Absence of Changes. Since December 31, 1999, none of the Legend Companies have suffered any Material Adverse Effect and, except as contemplated by this Agreement, none of the Legend Companies have taken any action or suffered to exist any condition which, had it been taken or suffered after the date hereof, would have been prohibited by or in violation of Section 5.1(a) hereof.

               Section 3.18. Competition; Conflicts. No Seller or any member of the Immediate Family of such Seller serves as an officer, director, employee, consultant, partner, member or in similar capacity of any competitor of any of the Legend Companies or owns directly or indirectly (other than in or through beneficial ownership of less than 5% of the outstanding securities of a publicly traded company) any interests in any competitor or any Person that has a material contract or agreement (other than intercompany contracts or agreements between or among two or more of the Legend Companies) with any of the Legend Companies. No officer or director of any of the Legend Companies has any material interest in any property, real or personal, tangible or intangible, including without limitation, office space, fixtures, equipment, inventions, patents, trademarks or trade names, used in or pertaining to the Transferred Businesses.

               Section 3.19. No Pooled Products. None of the Legend Companies has acted or acts as the sponsor, general partner, managing member, trustee or in any capacity similar to any of the foregoing, to or for any Pooled Product.

               Section 3.20.  Environmental.

                      (a) Compliance with Environmental Law. Except as set forth on Schedule 3.20(a), each of the Legend Companies has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to the Legend Companies Assets (including the Real Property) and the use and ownership thereof, and to the operation of the Transferred Businesses. To the Sellers' knowledge, no violation by any of the Legend Companies of any applicable Environmental Law relating to any of the properties and assets of such Legend Company or the use or ownership thereof, or to the operation of the Transferred Businesses is being or has been alleged. Except as set forth on Schedule 3.20(a) and for such failures to be in possession and compliance as would not, individually or in the aggregate, result in a Material Adverse Effect, each of the Legend Companies is in possession of, and in compliance with, all permits, authorizations and consents required under applicable Environmental Laws.

                      (b) Other Environmental Matters. (i) None of the Legend Companies has caused or taken any action that will result in and, to the Seller's knowledge, none of the Legend Companies is subject to, any material liability relating to (x) the environmental conditions on, under, or about the Real Property or other properties or assets currently or formerly owned, leased or operated by such Legend Company or any predecessor thereto, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Environmental Release of any Hazardous Materials.

                             (ii)   No Environmental Claims have been
asserted against any of the Legend Companies, or, to the knowledge of the Sellers, any predecessor in interest, nor do the Sellers have knowledge or written notice of any threatened or pending Environmental Claim against any of the Legend Companies or any predecessor in interest.

                             (iii)  WRF has been furnished with all material
information, including, without limitation, all studies, analyses, reports and investigations, in the possession, custody or control of the Legend Companies or their agents relating to (x) the environmental conditions on, under or about the Real Property or other properties or assets currently or formerly owned, leased or operated by any of the Legend Companies or any predecessor in interest to any of them, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Environmentally Released by any of the Legend Companies or any other Person on, under, about or from any of the Real Property, or otherwise in connection with the use or operation of any of the properties and assets of the Legend Companies or the Transferred Businesses.

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES
                                   OF WRF

               Except as set forth in writing in a Schedule delivered to the Sellers prior to the date hereof, by reference to the appropriate section, subsection or clause hereof, WRF represents and warrants to the Sellers as follows.

               Section 4.1. Organization. WRF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WRF has the corporate or other requisite power and authority to carry on its business as it is now being or is currently proposed to be conducted.

               Section 4.2.  Authority; No Violation; Consents.

                      (a) WRF has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of WRF and no other proceedings on the part of WRF are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WRF. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of WRF, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                      (b) Neither the execution, delivery and performance of this Agreement by WRF nor the consummation by it of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Encumbrance upon any of the assets of WRF as of the date hereof or as of the Closing, as applicable, under any of the terms, conditions or provision of (x) the organizational documents of WRF or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WRF is a party or by or to which it or any of its properties may be bound or subject or (ii) violate any Applicable Law.

                      (c)    Except for (i) filings required under HSR and
(ii) filings under the applicable rules of the NASD, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority which has not been obtained or made is necessary for the consummation by WRF of the transactions contemplated by this Agreement.

               Section 4.3. No Actions, Suits or Proceedings. There is no pending action, suit or proceeding, nor, to the knowledge of WRF, has any litigation been threatened, against WRF or any of its Subsidiaries, properties, assets, directors, officers, employees or Affiliates before any Governmental Authority or otherwise which questions the validity or legality of this Agreement or of the transactions contemplated hereby, or which seeks to prevent the consummation of the transactions contemplated hereby.

               Section 4.4. No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, WRF or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

               Section 4.5. Ineligible Persons. Neither WRF nor any "associated person" (as defined in the Advisers Act or the Exchange Act) of WRF, is ineligible pursuant to Section 203 of the Advisers Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker-dealer or as an associated person of a registered investment adviser or broker-dealer.

               Section 4.6. Investment Intent. WRF is purchasing the Shares for investment purposes only for the account of WRF and its Affiliates and not with a view toward distribution thereof.

                                 ARTICLE V

                                 COVENANTS

               Section 5.1. Conduct of Business. (a) During the period from the date of this Agreement and continuing through the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of WRF, the Legend Companies shall, and the Sellers shall cause the Legend Companies to: (i) carry on its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve its respective present business organization and relationships; (iii) use commercially reasonable efforts to keep available the present services of its employees (it being understood and agreed that the Legend Companies (x) shall not be obligated to increase the compensation or benefits of any Person and (y) shall not be restricted in terminating the employment of any Person who is not named in Annex II to this Agreement, if such termination is consistent with prudent business practice); (iv) use commercially reasonable efforts to preserve and enhance its assets under management, administration and custody and profitability and the goodwill and relations of its clients and others with whom business relationships exist consistent with past practice; (v) not enter into any business venture, contract, agreement, understanding or any other arrangement, whether written or oral, with any of the Sellers or Immediate Family thereof or any of their respective Affiliates or associates; (vi) not take or fail to take any action the taking of which or the failure of which to be taken would or could reasonably be expected to result in any of its representations and warranties set forth herein being or becoming untrue in any material respect or any of their agreements herein or therein being breached in any material respect; (vii) not amend its organizational documents; (viii) not grant, issue or sell any security or other equity interest of which any of the Legend Companies is the issuer; (ix) not effect any recapitalization, leveraging of its equity, reclassification, dividend or split of equity interests or any similar change in capitalization of any of the Legend Companies; (x) not merge, consolidate, amalgamate, transfer all or substantially all of its assets or engage in any similar transaction; (xi) not enter into any agreement or understanding with respect to any of the foregoing matters; and (xii) not make or change any Tax elections, settle or offer to settle any material Tax controversy or file any amended Tax Return without the written consent of WRF, which consent shall not be unreasonably withheld.

                      (b) From time to time prior to the Closing Date the Sellers shall update or cause to be updated each of the Schedules and Annexes to this Agreement to reflect changes to the information set forth therein occurring through a date not more than five days prior to the Closing Date. If the Closing occurs, any such updates will be effective to cure and correct for all provisions of Article VII any incorrectness or any breach of any representation or warranty (whether or not material) which would have existed by reason of Sellers' not having made such updates. For purposes of determining the accuracy of the representations and warranties of the Sellers contained in Article III in order to determine the fulfillment of the condition set forth in Section 6.2(b), the Schedules and Annexes delivered by them shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

                      (c) The Sellers shall cause each of the Legend Companies (x) to prepare and deliver to WRF within 15 days after the end of each month after the date hereof and prior to the Closing Date an unaudited balance sheet of such Legend Company as of such month- end and (y) to prepare and deliver to WRF within 5 days after the end of each month after the date hereof and prior to the Closing Date the related unaudited statement of income of such Legend Company for such month, in each case together with notes describing any significant differences between the information therein and the requirements of GAAP.

               Section 5.2. Contract Consents. As soon as reasonably practicable, the Legend Companies shall, and the Sellers shall cause the Legend Companies to, inform, in compliance with Applicable Law, its investment advisory services, custodial services and mutual fund distribution services clients of the transactions contemplated by this Agreement and shall request such clients' written consent to the deemed assignment of their investment advisory services, custodial services or mutual fund distribution services agreements, as the case may be, resulting from the consummation of the transactions contemplated by this Agreement and use commercially reasonable efforts to obtain such consent or, in the case of agreements which are not in writing or which either prohibit assignment or a change in control or state by their terms that they terminate upon assignment or a change in control, new agreements (and any required director and investor approvals) with the appropriate Legend Company, effective upon Closing. WRF agrees that except as required by Applicable Law, and except in the case of agreements which prohibit assignment or a change in control, the Legend Companies may, with respect to clients who are not U.S. Persons (as defined for purposes of Regulation S of the Securities Act of 1933, as amended) or who have less than $6 million in assets under management, administration or custody by the Legend Companies as of January 31, 2000 or to the extent authorized by WRF in writing on a case by case or class by class basis, obtain consent by (i) requesting written consent as aforesaid, (ii) informing such client of (A) the Legend Company's intention to consummate the transactions contemplated by this Agreement, (B) the Legend Company's intention to continue to provide investment advisory services, custodial services or mutual fund distribution services, as the case may be, pursuant to the existing investment advisory services, custodial services or mutual fund distribution services agreements, as the case may be, with such client after the Closing Date if such client does not terminate such investment advisory services, custodial services or mutual fund distribution services agreements prior to the Closing Date, and (C) that the consent of such client will be implied if such client continues to accept such investment advisory services, custodial services or mutual fund distribution services for at least 30 days after receipt of such notice without termination and
(iii) not, to the knowledge of the Sellers or the Legend Companies, receiving an oral or written indication of an intent to terminate such investment advisory services, custodial services or mutual fund distribution services agreements, as the case may be.

               Section 5.3.  Confidentiality and Announcements.

                      (a) None of the parties or any of their respective Affiliates, except as otherwise required by Applicable Law (including, without limitation, any filings with the NASD) or the terms of this Agreement, shall disclose publicly any of the contents hereof.

                      (b) WRF, the Legend Companies and the Sellers shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties if practicable, from making any disclosure required by law.

               Section 5.4. Expenses. The Sellers shall bear the direct and indirect expenses of the Sellers and the Legend Companies, and WRF shall bear the direct and indirect expenses of WRF, incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

               Section 5.5. Covenants of WRF. During the period from the date of this Agreement and continuing through the Closing Date, except with the prior written consent of the Sellers, WRF shall not take any action, or fail to take any action, that would, or could reasonably be expected to (i) result in any of WRF's representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (ii) result in a material violation of any provision of this Agreement; or (iii) adversely affect or materially delay the receipt of any requisite regulatory approvals or contract counterparty consents.

               Section 5.6. Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, the Sellers shall afford to WRF and its authorized agents and representatives reasonable access, upon reasonable prior notice and during normal business hours, to contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and such other aspects of the Transferred Businesses as WRF shall reasonably request; provided, however, that such investigations shall be conducted in a manner which does not unreasonably interfere with the normal operations, clients and employee relations of any of the Legend Companies. No investigation pursuant to this Section 5.6 or otherwise shall affect or limit the representations and warranties of the Sellers set forth herein.

               Section 5.7. Regulatory Matters; Third Party Consents. (a) The Sellers, on the one hand, and WRF, on the other hand, shall cooperate with each other and use all commercially reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities and to satisfy all conditions to the obligations of any party to consummate the transactions contemplated by this Agreement (it being understood that the Sellers shall be responsible for obtaining all such approvals, waivers and consents from such parties with whom the Legend Companies are in contractual privity). The parties acknowledge that the obligation to obtain the approval of the NASD to the transactions contemplated hereby is an obligation of both WRF and the Sellers. If any required consent of or waiver by any third party (excluding any Governmental Authority and consents of clients under investment advisory agreements) is not obtained prior to the Closing, the Sellers or WRF, as the case may be, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek an alternative arrangement to achieve the economic results intended.

                      (b) WRF and the Sellers will have the right to review in advance, and will consult with the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to WRF or the Sellers, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide any party with a right to review any information provided to any Governmental Authority on a confidential basis in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall promptly deliver to the other parties evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other parties a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof).

               Section 5.8. Insurance. At all times prior to the Closing, the Legend Companies shall, and the Sellers will cause each of the Legend Companies to, maintain in effect all policies of insurance maintained by the Legend Companies on the date hereof, relating to the Transferred Businesses, the Operating Sites and other Legend Companies Assets, or will use its commercially reasonable efforts to procure comparable replacement policies and maintain such replacement policies in effect.

               Section 5.9. Notification of Certain Matters. At all times prior to the Closing, each party shall give prompt notice to the other parties of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any representations or warranties made by it in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any of its covenants or agreements in this Agreement and any failure of any condition to another party's obligation to complete the transactions contemplated hereby to be satisfied.

               Section 5.10. No Solicitation. Except as permitted herein or contemplated hereby, until the termination of this Agreement pursuant to
Section 9.1, none of the Sellers or the Legend Companies or their respective officers, directors, employees, agents or representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any Person relating to the possible acquisition of any equity interests in or assets of any of the Legend Companies by any Person other than WRF and its Controlled Affiliates.

               Section 5.11. Delivery of Governmental Documents. Sellers will deliver or cause to be delivered or by notice make available or cause to be made available to WRF at the same time as the filing thereof a complete copy of each Governmental Document filed after the date hereof and prior to the Closing Date by or on behalf of any of the Legend Companies.

               Section 5.12. Change of Name. Sellers expressly acknowledge that, after the Closing, Sellers shall have no rights in the name "Legend." Sellers agree that, prior to the Closing, they shall cause each of their respective Affiliates (other than the Legend Companies) and each Affiliate of the Legend Companies (other than the other Legend Companies) to change their respective legal names (and any other name under which any of them may be doing business) so that such names no longer include the word "Legend" and will take all other commercially reasonable steps necessary to assure that, at the Closing, WRF obtains an exclusive right to use the name "Legend" and any associated names, trademarks, service marks or domain names in connection with any business similar in nature to the Transferred Businesses. After the Closing, neither Sellers nor any of their Affiliates shall use the name "Legend" or any trademarks, service mark, trade name or domain name similar thereto in any context, including, without limitation, on signs, letterhead, purchase orders, invoices and other materials used by any of such Persons. Neither Sellers nor any of their Affiliates shall misappropriate, misinterpret or otherwise infringe, abuse or diminish the value of the name "Legend."

               Section 5.13. Employees and Employee Benefits. (a) As of the Closing Date, WRF shall cause the Legend Companies or a Wholly Owned Subsidiary of WRF to offer employment to all current employees of the Legend Companies at substantially the same terms, conditions, salaries and wages (including bonus) in comparable positions as those in effect immediately prior to the Closing Date, and with the benefits set forth in this Section 5.13. All employees of the Legend Companies who accept such offer of employment ("Transferred Employees") shall remain employees of the Legend Companies or become employees of a Wholly Owned Subsidiary of WRF as of the Closing Date.

               (b) As soon as practicable, the Transferred Employees shall also be eligible to participate in the following WRF plans ("WRF Benefits Plans"):

                  (1)  Waddell & Reed Financial, Inc. 401(k) and Thrift Plan;

                  (2)  Waddell & Reed Financial, Inc. Retirement Income Plan;

                  (3)  Waddell & Reed Life Insurance Plan; and

                  (4)  Waddell & Reed Long Term Disability Plan,

 in each case as such plan may be amended from time to time. In addition, Transferred Employees shall continue to be eligible to participate in the Legend Group Health and Dental Insurance Plan ("Legend Medical Plan") and the Legend Group Flexible Spending Plan ("Legend Cafeteria Plan") offered by the Legend Companies, one or both of which may or may not be replaced in the future by other plans of substantially the same kind and quality and, until the Transferred Employees become eligible to participate in the Waddell & Reed Financial, Inc. 401(k) Plan and the Waddell & Reed Financial, Inc. Life Insurance Plan, they shall continue to participate in the Legend Services Corporation 401(k) Profit Sharing Plan and Legend Group Life Insurance Plan, and neither of such plans shall be frozen or terminated until such time as the Transferred Employees become eligible to participate in the Waddell & Reed Financial, Inc. 401(k) Plan and the Waddell & Reed Financial, Inc. Life Insurance Plan.

               (c) WRF may, in its sole discretion, replace the Legend Medical Plan with the Waddell & Reed Group Health Plan and the Legend Cafeteria Plan with the Waddell & Reed Cafeteria Plan but all Transferred Employees shall receive credit under the Waddell & Reed Group Health Plan for all deductibles paid under the Legend Medical Plan.

               (d) For purposes of the WRF Benefit Plans, the Waddell & Reed Group Health Plan and the Waddell & Reed Cafeteria Plan, all Transferred Employees will be considered to have an "in-service" date (as defined below) as of the Closing Date, except that, in the case of the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan, the in-service date shall be later of the Transferred Employee's in-service date as recorded in the Legend Services Corporation 401(k) Profit Sharing Plan or the date one year prior to the Closing Date. For this purpose, an "in- service" date means the first date as of which service is recognized under the WRF Benefit Plans, the Waddell & Reed Group Health Plan or the Waddell & Reed Cafeteria Plan (as applicable) solely for purposes of determining eligibility to participate.

               (e) Service with the Legend Companies prior to the Closing Date shall not be counted under any WRF Benefit Plan for purposes of determining accrual of benefits or vesting.

               Section 5.14. Permitted Transferees. WRF agrees that it will not enter into a binding agreement providing for a Transfer Event unless the counterparty to such agreement has agreed to assume all of WRF's obligations under this Agreement including, without limitation, all agreements of WRF relating to the Contingent Payments.

               Section 5.15. Delivery of Financial Statements. (a) The Sellers agree to deliver or caused to be delivered to WRF as soon as practicable, but in no event later than five days before the Closing Date, copies of the audited combined balance sheet of the Legend Companies as of December 31, 1999 and the related audited combined statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, together with the related notes thereto, accompanied by the audit report of KPMG, independent public accountants with respect thereto (the audited combined balance sheet and statements above being referred to collectively as the "1999 Financial Statements" and the audited combined balance sheet as the "1999 Balance Sheet"). The 1999 Financial Statements shall fairly present in all material respects the combined financial position of the Legend Companies as of the date thereof, and the combined results of the operations, cash flows and changes in shareholders' equity of the Legend Companies for the fiscal period therein set forth and shall have been prepared in accordance with GAAP consistently applied throughout the period involved except as noted therein.

               (b) The Sellers agree to deliver or caused to be delivered to WRF as soon as practicable, but in no event later than the twenty fifth day following the Closing Date, copies of the audited combined balance sheet of the Legend Companies as of Closing Date as of the Closing Date and the related audited combined statements of income, changes in shareholders' equity and cash flows for the stub period from January 1, 2000 through the Closing Date, together with the related notes thereto, accompanied by the audit report of KPMG, independent public accountants with respect thereto (the audited combined balance sheet and statements above being referred to collectively as the "Stub Financial Statements" and the audited combined balance sheet as the "Stub Balance Sheet"). The Stub Financial Statements shall fairly present in all material respects (subject to recurring adjustments normal in nature and amount and the addition of footnotes) the combined financial position of the Legend Companies as of the date thereof, and the combined results of the operations, cash flows and changes in shareholders' equity of the Legend Companies for the fiscal period therein set forth; and such balance sheet and statements (including the related notes, where applicable) have been prepared in accordance with GAAP consistently applied throughout the period involved except as noted therein.

               (c) The Sellers agree to deliver or caused to be delivered to WRF as soon as practicable, but in no event later than five days before the Closing Date, copies of the unaudited balance sheet of each of LNC and LSC as of December 31, 1999 and the related unaudited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, together with the related notes thereto (the unaudited balance sheets and statements above being referred to collectively as the "LNC and LSC Financial Statements" and the unaudited combined balance sheets as the "LNC and LSC Balance Sheets"). The LNC and LSC Financial Statements shall fairly present in all material respects the financial position of LNC and LSC as of the date thereof, and the results of the operations, cash flows and changes in shareholders' equity of each of LNC and LSC for the fiscal period therein set forth and shall have been prepared in accordance with GAAP consistently applied throughout the period involved except as noted therein.

               Section 5.16. LMG Agreements. The Sellers agree that they shall cause LMG and the Legend Companies party thereto to terminate the LMG Agreements effective immediately prior to the Closing. WRF agrees that it shall cause the Legend Companies to make payment of any accrued and unpaid amounts owing to LMG from the Legend Companies as of the Closing Date pursuant to the LMG Agreements to be paid in six equal monthly installments commencing with the first month following the Closing.

               Section 5.17. Certain Domain Names. The Sellers agree that they shall, prior to the Closing, cause the Legend Companies to take all steps reasonably necessary to assure that the following internet domain names shall, as promptly as practicable, cease to be owned by LSC (and shall not take any action to transfer such domain names to any of the other Legend Companies): mypicante.com; myseafari.com; seafarimarine.com; and seajewel.com.

               Section 5.18. Withheld Consent. The Sellers agree that they will cause the relevant Legend Companies to instruct their respective employees, consultants and agents promptly to inform appropriate officers of such Legend Companies in the event that a counterparty to a Legend Companies Contract subject to Section 5.2 hereof orally or in writing indicates an intention to terminate such contract or withdraw all of such counterparty's assets or otherwise withhold their consent to the deemed assignment of such contract resulting from the consummation of the transactions contemplated by this Agreement.

               Section 5.19. Termination of Options. Philip C. Restino and each of the other Sellers agree to cause the applicable Legend Companies to terminate each of the options disclosed on Schedule 3.1(c) hereto.

               Section 5.20. Certain Expenses. The Sellers and WRF agree that the cost of the preparation of the 1999 Financial Statements, 1999 Balance Sheet, the Stub Financial Statements, the Stub Balance Sheet, the LNC and LSC Financial Statements and the LNC and LSC Balance Sheets shall be borne by the Sellers, up to $40,000. Any such costs in excess of $40,000 shall be borne by WRF.

               Section 5.21. Director and Officer Liability. (a) WRF agrees that it shall maintain in effect the indemnity provisions of the charter documents of the Legend Companies from the Closing Date through the sixth anniversary thereof in favor of the directors and officers of the Legend Companies other than the Sellers (provided, however, that no individual who on or prior to the Closing Date was a director or officer of the Legend Companies shall be indemnified thereunder against any liability or any for any expense of such individual arising by reason of his or her willful misfeasance, bad faith, negligence or reckless disregard of the duties in such individual's capacity or capacities as a director or officer of the Legend Companies). The Sellers agree to indemnify and hold harmless WRF and its Affiliates for the amount of any such indemnification not covered by directors' and officers' insurance policies.

               (b) WRF shall not make any claim against the Sellers arising out of their actions taken in their capacity or capacities as a director or officer of the Legend Companies, except for any claim made under this Agreement or any claim of fraud.

               Section 5.22. Employment Agreements. Each of the Sellers, on the one hand, and WRF, on the other hand, shall use commercially reasonable efforts to assure that the Employment Agreements will be executed and delivered at or prior to the Closing and will be in full force and effect as of the Closing without any breach thereof by the parties thereto.

                                 ARTICLE VI

                           CONDITIONS TO CLOSING

               Section 6.1. Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated hereby shall be subject to the condition that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, that no proceeding initiated by any Governmental Authority seeking to enjoin or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement shall be pending and that no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby including, without limitation, the failure of the parties to obtain approval of the NASD for the transactions contemplated by this Agreement.

               Section 6.2. Conditions to WRF's Obligations. The obligations of WRF to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which (to the extent legally permissible) may be waived in writing by WRF in whole or in part:

                      (a) Each of the representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date, provided, however, that solely for purposes of determining the satisfaction of the conditions contained in this Section 6.2(a) and not for purposes of determining liability under
Article VII or Article VIII hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and such representations and warranties shall be deemed to be true, correct and complete in all material respects only if the failures of such representations and warranties to be so true, correct and complete without regard to materiality and Material Adverse Effect exceptions do not represent in the aggregate a Material Adverse Effect;

                      (b) The Sellers and the Legend Companies shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

                      (c) The Legend Companies shall have obtained consents in accordance with the requirements of Section 5.2 or new contracts: (x) with respect to investment advisory or custodial services clients representing not less than 87% of the Base Fees Amount; and (y) with respect to mutual fund distribution agreements, 75% by number of such mutual fund distribution agreements;

                      (d) A period of not less than 30 days shall have lapsed from the mailing date of the notification and consent request contemplated by Section 5.2;

                      (e) Sellers shall have delivered or caused to be delivered or by notice made available or caused to be made available to WRF at the same time as the filing thereof a complete copy of each Governmental Document filed after the date hereof and prior to the Closing Date by or on behalf of any of the Legend Companies;

                      (f) Sellers shall have caused each of their respective Affiliates and each Affiliate of the Legend Companies to change its legal name (and any other name under which any of them may be doing business) so that such name no longer includes the word "Legend" and shall have taken all other steps reasonably necessary to assure that, at the Closing, WRF will obtain an exclusive right to use the name "Legend" and any associated names, trademarks or service marks;

                      (g) The Sellers shall have delivered or caused to be delivered to WRF no later than five days before the Closing Date, copies of the 1999 Financial Statements and the 1999 Balance Sheet and copies of the LNC and LSC Financial Statements and the LNC and LSC Balance Sheet;

                      (h) The LMG Agreements shall have been terminated effective immediately prior to the Closing;

                      (i) The Sellers shall have caused the Legend Companies to take all steps reasonably necessary to assure that the domain names set forth in Section 5.17 shall, as promptly as practicable, cease to be owned by LMC and shall not have taken any action to transfer such domain names to any of the other Legend Companies;

                      (j) Each of the Options set forth on Schedule 3.1(c) hereto shall have been terminated;

                      (k) The Sellers shall have delivered to WRF a certificate dated as of the Closing Date, confirming the satisfaction of the conditions contained in paragraphs (a) through (j) of this Section 6.2;

                      (l) Each of the Employment Agreements and Releases shall have been executed and delivered at or prior to the Closing and shall be in full force and effect without any breach thereof by the parties thereto;

                      (m) The parties hereto shall have made or obtained all requisite regulatory notifications or approvals from Governmental Authorities in form and substance reasonably satisfactory to WRF, provided, however, that WRF may not waive the obligation of the parties to obtain the approval of the NASD prior to the Closing Date;

                      (n) WRF shall have received from each Seller a certificate, satisfying the provisions of Treasury Regulations Section 1.1445-2(b)(2), and otherwise in form and in substance reasonably satisfactory to WRF, certifying that such Seller is not a foreign person, or, in the alternative, a certificate, satisfying the provisions of Treasury Regulations Section 1.1445- 2(c)(3), and otherwise in form and in substance reasonably satisfactory to WRF, certifying that an interest in each Legend Company is not a U.S. real property interest (a "FIRPTA Certificate"). Notwithstanding anything to the contrary expressed or implied herein, if any Seller fails to provide WRF with a FIRPTA Certificate, WRF shall be entitled to withhold the requisite amounts in accordance with Section 1445 of the Code; and

                      (o) WRF shall have received an opinion of counsel to the Sellers and the Legend Companies dated the Closing Date, in form and substance reasonably satisfactory to WRF to the effect set forth in Annex IV hereto.

               Section 6.3. Conditions to the Sellers' Obligations. The obligation of the Sellers to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived in whole or in part in writing (to the extent legally permissible) for the account of all of them by a majority in interest of them:

                      (a) Each of the representations and warranties of WRF contained in this Agreement shall be true in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date with the same effect as though made on and as of the Closing Date; provided, however, that solely for purposes of determining the satisfaction of the conditions contained in this Section 6.3(a) and not for purposes of determining liability under Article VII hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to materiality or Material Adverse Effect, and such representations and warranties shall be deemed to be true, correct and complete in all material respects only if the failure or failures of such representations and warranties to be so true, correct and complete without regard to materiality and Material Adverse Effect exceptions do not represent in the aggregate a material adverse effect on the ability of WRF to perform its obligations hereunder;

                      (b) WRF shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

                      (c) WRF shall have delivered to the Sellers a certificate, dated as of the Closing Date, from an officer of WRF confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 6.3;

                      (d) The parties hereto shall have made or obtained all requisite regulatory notifications or approvals from Governmental Authorities in form and substance reasonably satisfactory to the Sellers, provided, however, that the Sellers may not waive the obligation of the parties to obtain the approval of the NASD prior to the Closing Date; and

                      (e) The Sellers shall have received an opinion of counsel to WRF dated the Closing Date, in form and substance reasonably satisfactory to a Majority in Interest of the Sellers to the effect set forth in Annex V hereto.

                                ARTICLE VII

                              INDEMNIFICATION

               Section 7.1. Obligations of the Sellers. From and after the Closing Date, the Sellers hereby agree to indemnify, defend and hold harmless WRF and its employees, officers, partners and other Affiliates from and against any and all Losses (other than Losses related to Taxes, which shall be subject to the provisions of Article VIII of this Agreement) which any of them may suffer, incur or sustain arising out of, or attributable to, or resulting from (a) any inaccuracy in or breach or nonperformance of any of the representations or warranties of the Sellers, or any covenant or agreement of the Sellers, made in or pursuant to this Agreement or any Related Agreement, (b) any Legend Company acting or having acted as investment manager or investment adviser to any investment company that is or was required to be registered under the Investment Company Act and is not or was not so registered or exempted from such registration requirements pursuant to Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act or (c) the actions or circumstances set forth on Schedules 3.15(g) and 3.15(h) to this Agreement. Each Seller shall be solely and fully responsible, subject to the limitations set forth in
Section 7.7, for any Loss arising out of, attributable to or resulting from any inaccuracy in or breach of nonperformance of any representation or warranty or covenant or agreement made solely by such Seller, it being understood and agreed that any representation, warranty, covenant or agreement made by "such Seller" or by a Seller by name shall be considered to be made solely by each Seller with respect to himself or solely by the named Seller. With respect to any other Loss for which the Sellers are responsible hereunder, Philip C. Restino shall, subject to the limitation set forth in Section 7.7, be jointly and severally liable for each such Loss and each other Seller shall, subject to the limitations set forth in
Section 7.7, be severally liable for each such loss pro rata in proportion to such Seller's Purchase Price Percentage.

               Section 7.2. Obligations of WRF. From and after the Closing Date, WRF shall indemnify, defend and hold harmless the Sellers from and against any Losses which they may suffer, incur, or sustain arising out of, attributable to or resulting from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by WRF in or pursuant to this Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this Section 7.2, no effect shall be given to any qualification regarding knowledge or materiality).

               Section 7.3. Procedure. (a) Notice of Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (each, a "Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 10 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

                      (b) Defense. Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the written advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim, or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to be represented by counsel selected by it. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel to the Indemnifying Party or Parties and the Indemnified Party provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel for the Indemnified Parties other than local counsel. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (unless the sole relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full (subject to the Sellers' Basket or the WRF Basket, as applicable) by the party settling or compromising such claim, the settlement or compromise includes a complete release of the other party or parties hereto and, in the case of a settlement or compromise by the Indemnified Party, the Indemnifying Party has abandoned the defense of such Third Party Claim) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably delayed or withheld. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

                      (c)    Miscellaneous.  The procedures set forth in this
Section 7.3 shall not apply to any Tax Claim, which instead shall be resolved in accordance with the procedures set forth in Article VIII. The procedures set forth in this Section 7.3 shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any claim other than a Third Party Claim.

               Section 7.4. Notice of Non-Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement against the Indemnified Party or, if the Indemnified Party is a Person specified in
Section 7.1, against the Legend Companies or any of their Affiliates or asserted by the Indemnified Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after discovery of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide timely notice of the existence of a Non-Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

               Section 7.5. Handling of Claims. If the Indemnifying Party is more than one of the Sellers, all decisions relating to such Claim made by the Sellers constituting the Indemnifying Party shall be made in accordance with the determination of a Majority in Interest of the Sellers constituting such Indemnifying Party (assuming, for purposes of this Section 7.5 only, that the aggregate amount of the Purchase Price to be received by the Sellers constituting such Indemnifying Party constitutes the entire Purchase Price).

               Section 7.6. Survival of Indemnity. Any matter as to which a claim has been specifically asserted in writing that is pending or unresolved at the end of any applicable limitation period set forth in
Section 9.3 hereof shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved in accordance with this Agreement and any amounts payable hereunder are finally determined and paid.

               Section 7.7. Limitation on Indemnification. No Seller shall be required to provide any indemnification under the provisions of this
Article VII (a) unless and until the aggregate Losses of the Persons to whom the Sellers owe such obligations hereunder exceed $200,000 (the "Sellers' Basket") whereupon the Indemnified Parties shall be entitled to indemnification for the aggregate cumulative amount of all such Losses in excess of $200,000 from the Sellers or (b) after the Sellers have made aggregate indemnification payments hereunder of not less than $15,000,000. WRF shall not be required to provide any indemnification under the provisions of this Article VII (c) unless and until the aggregate Losses of the Persons to whom WRF owes such obligations hereunder exceed $200,000 (the "WRF Basket") whereupon the Indemnified Parties shall be entitled to indemnification for the aggregate cumulative amount of all such Losses in excess of $200,000 or (d) after WRF has made aggregate indemnification payments hereunder of not less than $15,000,000. Notwithstanding the foregoing, it is hereby expressly agreed that the following items shall not be counted towards the WRF Basket or the Sellers' Basket, as applicable, or the limitation on indemnification set forth in this Section 7.7: any payment made by WRF under this Article VII in respect of a Loss arising from a claim of breach or nonperformance by WRF of its obligations to make the Contingent Payments pursuant to Section 2.2(f); any fees and expenses of any Accounting Firm paid by WRF or the Sellers in connection with the resolution of a dispute in the manner set forth in Sections 2.2(e) or 2.2(i); payments made by WRF to LMG pursuant to WRF's obligations set forth in Section 5.16; payments made by WRF or the Sellers pursuant to their respective obligations set forth in Section 5.21; or any indemnification payments by the Sellers hereunder in respect of Losses incurred or sustained by WRF or its Affiliates arising out of, or attributable to, or resulting from the actions or circumstances set forth on Schedules 3.15(g) and 3.15(h) to this Agreement.

               Section 7.8. Indemnity Payments and Interest. All amounts payable to an Indemnified Party under this Article VII shall be paid in immediately available funds within 5 Business Days after the later of written demand for payment by the Indemnified Party or final determination of the amount of such Loss by a court, arbitrator or agreement of the Indemnifying Party. All such payments shall be made to the accounts and in the manner specified in writing by the Indemnified Party. If the Indemnifying Party fails to pay any indemnifiable Loss suffered by an Indemnified Party within such 5 Business Day period, then the indemnification payment hereunder shall include interest at three-month LIBOR plus 1% from such 5th Business Day or date of final determination until the date of payment.

               Section 7.9. Exclusive Remedy. After the Closing the sole and exclusive remedy of any party for any inaccuracy of any representation or warranty, or any breach of any agreement or obligation made in connection with this Agreement and required to be performed prior to the Closing shall, subject to Section 9.3 hereof, be the indemnification contained in this Article VII and in Article VIII.

               Section 7.10. Right of Set-Off. The Sellers agree that the amount of any claim for indemnification asserted by WRF against any one or more of the Sellers in respect of which a judicial determination has been made in accordance with Section 10.10 hereof that WRF is entitled to be indemnified under or pursuant to this Article VII may, to the extent such amount is not timely paid by such Seller or Sellers, be subtracted by WRF from the amount of any Contingent Payment or Transfer Event Election Amount to which such Seller or Sellers may subsequently become entitled pursuant to Section 2.2 (f) or (h), respectively. If such Seller or Sellers appeal such judicial determination of the amount or validity of any such claim, WRF agrees that it will deposit the disputed amount (up to the amount of any Contingent Payment or Transfer Event Election Amount which is then otherwise due and payable) with an unaffiliated third party escrow agent reasonably acceptable to WRF and such Seller or Sellers pending final unappealable judicial determination of such claim or abandonment of such appeal.

                                ARTICLE VIII

                                TAX MATTERS

               Section 8.1. Tax Returns. The parties agree, with respect to any Tax Returns filed by the Legend Companies as to any period ending on or before the Closing, to determine the income, gain, expenses, losses, deductions, and credits of the Legend Companies in a manner consistent with prior practices of the Legend Companies and in a manner that apportions such income, gain, expenses, loss, deductions and credits equitably from period to period (except to the extent that doing otherwise will not adversely affect WRF or, for all periods ending after the Closing Date, any of the Legend Companies); provided, however, that in all events such Tax Returns shall be prepared in a manner consistent with Applicable Law and without prejudice to the rights of indemnification of any party hereunder with respect to any Tax Claim (as defined in Section 8.3 below). No amended Tax Return may be filed by or on behalf of any of the Legend Companies with respect to any period ending on or prior to the Closing (i) without the written consent of WRF if such amended Tax Return will have an adverse effect on WRF or, for all periods ending after the Closing, any of the Legend Companies, and (ii) without the written consent of a Majority in Interest of the Sellers, if such amended Tax Return will have an adverse effect on any of the Legend Companies for any Pre-Closing Period or Pre-Closing Straddle Period (as such terms are defined in Section 8.2(a) below), such written consent not to be unreasonably withheld or delayed.

               Section 8.2.  Liability for Taxes.

                      (a) From and after the Closing, the Sellers shall indemnify WRF, the Legend Companies and their respective Affiliates, and hold them harmless from and against, any Loss to WRF, any Legend Company or any of their respective Affiliates incurred by reason of or resulting from any and all Taxes or other amounts imposed on any of the Legend Companies or attributable to the activities of any of the Legend Companies with respect or pursuant to (i) any taxable period of any of the Legend Companies ending on or prior to the Closing Date (a "Pre- Closing Period"),
(ii) any taxable period of any of the Legend Companies beginning before the Closing Date and ending after the Closing (a "Straddle Period") but only with respect to the portion of such Straddle Period ending at the end of the day on the Closing Date and in the manner provided in Section 8.2(d) hereof (such portion, a "Pre-Closing Straddle Period"), (iii) a breach or inaccuracy in any representation contained in Section 3.12 of this Agreement or any covenant of the Sellers set forth in this Article VIII,
(iv) any Taxes imposed on any member of any group with which any Legend Company files or has filed a Tax Return on an affiliated, consolidated, combined or unitary basis for any Tax period beginning on or before the Closing Date, (v) Taxes or other payments required to be made after the Closing Date by any Legend Company to any Person under any Tax Sharing, indemnity or allocation agreement (whether written or oral) and (vi) the actions or circumstances set forth on Schedules 3.15(g) and 3.15(h) to this Agreement; provided that such indemnification shall not apply or extend to any Taxes which are properly reflected as a liability on the Net Working Capital Certificate. Philip C. Restino shall be jointly and severally liable for any such Taxes and each other Seller shall be severally liable for each such Taxes pro rata in proportion to such Seller's Purchase Price Percentage.

                      (b) From and after the Closing, WRF shall indemnify the Sellers and their Affiliates (excluding the Legend Companies after the Closing Date to the extent they would be treated as Affiliates of the Sellers), and hold them harmless from and against, any Taxes to the Sellers or any such Affiliates incurred by reason of or resulting from any and all Taxes imposed on or attributable to the activities of WRF or any of the Legend Companies with respect or pursuant to a breach of any covenant of WRF set forth in this Article VIII.

                      (c) To the extent WRF receives any refund or credit for Taxes previously paid by or on behalf of any of the Legend Companies in respect of any Pre-Closing Period or Pre-Closing Straddle Period (other than any refund or credit reflected in the financial records of such Legend Company in accordance with prior practice as of the Closing Date), such refund or credit shall be paid to each Seller in proportion to such Seller's Purchase Price Percentage.

                      (d) For purposes of allocating the Taxes imposed or attributable to any of the Legend Companies which relate to a Straddle Period between a Pre-Closing Straddle Period and the portion of such Straddle Period beginning immediately after the Closing (such portion, a "Post-Closing Straddle Period"), the Taxes attributable to the Pre-Closing Straddle Period shall be computed as if such taxable period ended at the end of the day on the Closing Date and the Taxes attributable to the Post-Closing Straddle Period shall be computed as if such taxable period began on the day following the Closing Date.

               Section 8.3.  Procedures Related to Tax Claims.

                      (a) If any notice of deficiency, proposed adjustment, adjustment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") is delivered, sent, commenced or initiated by any taxing authority against any Legend Company or against any Seller in respect of any Legend Company then, to the extent such Tax
Claim will have an adverse effect on WRF or, with respect to any period ending after the Closing, any Legend Company, the party receiving such Tax Claim shall promptly notify the other parties.

                      (b) If such Tax Claim, if successful, would require the Sellers to make an indemnity payment pursuant to Section 8.2(a) or would cause the Sellers to otherwise be liable for any Taxes attributable to a taxable period of any Legend Company ending on or before the Closing Date, the Sellers shall have the right (but not the obligation), upon timely written notice, to elect to control, defend, settle, compromise, or contest such Tax Claim; provided, however, that, notwithstanding anything to the contrary set forth herein, the Sellers shall (i) with respect to any Tax Claim in excess of $100,000, retain at their own expense independent legal or other tax counsel reasonably acceptable to WRF and (ii) consult with WRF and shall not enter into any settlement with respect to any such Tax Claim (other than a Tax Claim which will not have an adverse effect on WRF or, with respect to any period ending after the Closing, any Legend Company) without WRF's prior written consent, which shall not be unreasonably delayed or withheld. The costs and expenses incurred in contesting any such Tax Claim shall be borne by the Sellers. WRF and its Affiliates (including the Legend Companies after the Closing Date) agree to cooperate with the Sellers in pursuing such Tax Claim. The Sellers shall reimburse WRF and/or such Affiliates for any reasonable out-of-pocket expenses of WRF and/or such Affiliates (including, without limitation, the fees and expenses of counsel to WRF and/or such Affiliates) incurred in connection with such cooperation.

               Section 8.4. Survival of Tax Claims and Certain Representations. Notwithstanding any other provision of this Agreement to the contrary, any obligations of the parties pursuant to this Article VIII and, solely for purposes of applying the indemnity provisions of this
Article VIII, all representations and warranties contained in Section 3.12 and 3.15 shall be unconditional and absolute and shall survive until 90 days after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) relating to the Taxes at issue.

               Section 8.5. Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article VIII shall be the exclusive means by which any party may recover damages from any other party with respect to any claim based on Taxes pursuant to this Agreement.

               Section 8.6. Interim Closing of the Books. The Sellers and WRF agree that the Legend Companies shall undertake an interim Closing of their books on the Closing Date for purposes of allocating items of income, gain, deduction and Loss among its members.

               Section 8.7. Characterization of Tax Indemnification Payments. All amounts paid by the Sellers or WRF to another party pursuant to this Article VIII shall be treated as adjustments to the purchase price for all Tax purposes.

               Section 8.8. Form; Discounting. The parties, and WRF agree for U.S. federal, state, local and foreign tax purposes, (i) to treat all transactions and arrangements contemplated hereunder in accordance with their form, as set forth herein and (ii) to calculate the principal component of the deferred contingent payments with respect to the purchase price by discounting each such deferred contingent payment at the applicable federal rate in effect at the Closing Date.

               Section 8.9. Indemnity Payments. All amounts payable or to be paid to the Sellers or WRF under this Article VIII shall be paid in immediately available funds within 5 Business Days after the later of (i) receipt of a written request from the party entitled to such payment which demonstrates to the reasonable satisfaction of the party receiving such request that the party providing such request is entitled to such payment under the terms of the Agreement and (ii) the day of payment of the amount that is the subject of the indemnity payment by the party entitled to receive the indemnity payment. All such indemnity payments shall be made to the accounts and in the manner specified in such written notice. If the Indemnifying Party fails to pay any indemnifiable Loss suffered by an Indemnified Party within such 5 Business Day period, then the indemnification payment hereunder shall include interest at three-month LIBOR plus 1% from such 25th Business Day until the date of payment.

               Section 8.10. Right of Set-Off. The Sellers agree that the amount of any claim for indemnification asserted by WRF against any one or more of the Sellers under or pursuant to this Article VIII in respect of a written claim (whether proposed or final) asserted by any third party may, to the extent such amount is not timely paid by such Seller or Sellers, be subtracted by WRF from the amount of any Contingent Payment or Transfer Event Election Payment to which such Seller or Sellers may subsequently become entitled pursuant to Section 2.2 (f) or (h), respectively. If such Seller or Sellers dispute the amount or validity of any such claim, WRF agrees that it will deposit the disputed amount (up to the amount of any Contingent Payment or Transfer Event Election Payment which is then otherwise due and payable) with an unaffiliated third party escrow agent reasonably acceptable to WRF and such Seller or Sellers pending final determination of such claim.

                                 ARTICLE IX

                            TERMINATION/SURVIVAL

               Section 9.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing as follows:

                             (1)    by the mutual written consent of WRF
        and a Majority in Interest of the Sellers;

                             (2) by a Majority in Interest of the Sellers, on the one hand, or by WRF, on the other hand, if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other, which breach would, under Section 6.2(a) (in the case of a breach of representation or warranty by any of the Sellers or the Legend Companies) or Section 6.3(a) (in the case of a breach of representation or warranty by WRF), entitle the party receiving such representations and warranties not to consummate the transactions contemplated hereby and which breach by its nature cannot be cured prior to the date set forth in Section 9.1(a)(4) below;

                             (3)    by a Majority in Interest of the
        Sellers on the one hand, or by WRF, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of WRF (in the case of termination by the Sellers) or on the part of any of the Sellers or the Legend Companies (in the case of termination by WRF), which breach shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of such breach from the other; and

                             (4)    at the election of WRF or a Majority
        in Interest of the Sellers, if the Closing Date shall not be on or before April 30, 2000.

               Notwithstanding Section 9.1(a)(2) - (4) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Section 9.1(a)(2) - (4).

                      (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other parties of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

               Section 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement (other than Sections 5.3 and 5.4) shall forthwith become void and have no effect except that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement. In the event of termination of this Agreement, WRF and the Sellers shall continue to honor the terms of the confidentiality agreement entered into between WRF and the Sellers, including the return of all confidential materials.

               Section 9.3. Survival of Representations and Warranties and Covenants. Except as provided in Sections 7.6 and 8.4, the respective representations and warranties of the Sellers and WRF contained herein and in the certificates of the Sellers and WRF to be delivered at the Closing, and the right of any Person to initiate a claim under Article VII or VIII hereof with respect to such representations and warranties, shall expire and be terminated and extinguished 15 months from Closing Date with respect to matters subject to Article VII (except representations relating to Taxes and environmental matters in Sections 3.12, 3.15 and 3.20) and at the 30th day after the expiration of the applicable statute of limitations (or any extension thereof) with respect to matters subject to Article VIII (including representations with respect to Taxes and environmental matters in Sections 3.12, 3.15 and 3.20). Following the appropriate expiration date for any representation or warranty referred to in the previous sentence, except as provided in Sections 7.6, no party shall have any liability whatsoever with respect to any such referenced representation or warranty or any other claim under Article VII with respect to claims previously asserted pursuant to Article VII hereof. Notwithstanding the foregoing, the obligations of WRF and the Sellers set forth in Section 5.21 shall survive until 30 days after the expiration of the applicable statute of limitations (together with any extensions or waivers thereof) or the final judicial determination of any claim asserted with respect to the subject matter thereof prior to the lapse of such period, whichever is later.

                                 ARTICLE X

                               MISCELLANEOUS

               Section 10.1. Amendments; Waiver. Subject to compliance with Applicable Law, this Agreement may be amended, altered or modified by written instrument executed by WRF, the Legend Companies and the Sellers; provided, however, that a Majority in Interest of the Sellers may waive in writing on behalf of all the Sellers the performance by WRF of any of its representations, warranties, covenants or other agreements and that WRF may waive in writing the performance by any of the Sellers or the Legend Companies of any of their respective representations, warranties covenants or other agreements. Notwithstanding the foregoing, except as expressly provided in this agreement (including, without limitation and for example subsections 2.2(e),(h) and (i)) the timing and amount of any payment to which any Person is entitled pursuant to this agreement may not be amended, altered or modified without the written consent of such Person.

               Section 10.2. Entire Agreement. This Agreement (including Annexes, Exhibits, Schedules, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto) constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

               Section 10.3. Specific Performance; Injunctive Relief. Each party understands and agrees that it will be irreparably damaged in the event this Agreement is not specifically enforced. Each party, therefore, agrees that in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall, except as provided in Sections 7.9 and 8.5, be in addition to any other remedy which a party may have.

               Section 10.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit, Annex or Schedule, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

               Section 10.5. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               Section 10.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to WRF:

                      Waddell & Reed Financial, Inc.
                      6300 Lamar Avenue
                      Overland Park, KS  66202
                      Telecopy:  (913) 236-1930
                      Attention:  Chief Financial Officer

                      and

                      Waddell & Reed Financial, Inc.
                      6300 Lamar Avenue
                      Overland Park, KS  66202
                      Telecopy:  (913) 236-1930
                      Attention:  General Counsel

               With a copy to:

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      Four Times Square
                      New York, NY  10036-6522
                      Telecopy:  (212) 735-2000
                      Attention:  Stephen M. Banker, Esq.

               If to the Legend Companies or the Sellers:

                      The Legend Group
                      3920 RCA Blvd., Suite 2004
                      Palm Beach Gardens, FL  33410
                      Telecopy:  (561) 626-6405
                      Attention:  Philip C. Restino

                      and

                      The Legend Group
                      3920 RCA Blvd., Suite 2004
                      Palm Beach Gardens, FL  33410
                      Telecopy:  (561) 626-6405
                      Attention:  Mark J. Spinello

               With a copy to:

                      Rosenman & Colin LLP
                      575 Madison Avenue
                      New York, NY  10022-2585
                      Telecopy:  (212) 940-8776
                      Attention:  David H. Landau, Esq.

               Section 10.7. Binding Effect; Persons Benefitting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, legal representatives, estates, executors, successors and permitted assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, legal representatives, estates, executors, successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. Subject to Section 2.6 hereof, without the prior written consent of each of the other parties hereto, this Agreement and the rights hereunder may not be assigned by any of the parties hereto.

               Section 10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

               Section 10.9. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

               Section 10.10. Jurisdiction; Waiver of Jury Trial and Certain Damages. All actions arising under or relating to this Agreement shall be brought exclusively in the Federal District Court for the Southern District of New York or in any New York State Court sitting in the City of New York and having subject matter jurisdiction over such matters, and each of the parties hereto consents and agrees to personal jurisdiction, and waives any objection as to the venue, of such courts for purposes of such action. The parties to this Agreement agree to waive any right to a jury trial as to all disputes and any right to seek punitive or consequential damages.

               Section 10.11. No Third Party Beneficiary. Nothing in this Agreement is intended to create any third party beneficiary rights in any person.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                 WADDELL & REED FINANCIAL, INC.


                                 By:/s/John E. Sundeen, Jr.
                                    ---------------------------------
                                       Name:  John E. Sundeen, Jr.
                                       Title: Senior Vice President and
                                              Chief Financial Officer



                                 FREEMARK INVESTMENT MANAGEMENT, INC.


                                 By:/s/Mark J. Spinello
                                    ---------------------------------
                                       Name:  Mark J. Spinello
                                       Title: President



                                 LEGEND FINANCIAL CORPORATION


                                 By:/s/Philip C. Restino
                                    ---------------------------------
                                       Name:  Philip C. Restino
                                       Title: President



                                 ADVISORY SERVICES CORPORATION


                                 By:/s/Glenn T. Ferris
                                    ---------------------------------
                                       Name:  Glenn T. Ferris
                                       Title: President



                                 PERFORMANCE MANAGEMENT GROUP, INC.


                                 By:/s/Philip C. Restino
                                    ---------------------------------
                                       Name:  Philip C. Restino
                                       Title: President



                                 SERVICE MANAGEMENT ADVISORY CORP.


                                 By:/s/Glenn T. Ferris
                                    ---------------------------------
                                       Name:  Glenn T. Ferris
                                       Title: President



                                 THE LEGEND GROUP, INC.


                                 By:/s/Glenn T. Ferris
                                    ---------------------------------
                                       Name:  Glenn T. Ferris
                                       Title: President



                                 THE RESTINO FAMILY TRUST DATED 1/15/92
                                 By:  The Private Trust Corporation Limited
                                      as Trustee


                                      By:/s/Adrian Crosbie-Jones
                                         ----------------------------------
                                         Name:  Adrian Crosbie-Jones
                                         Title: Director


                                      By:/s/Lana E. Taylor
                                         ----------------------------------
                                         Name:  Lana E. Taylor
                                         Title: Authorized Signatory



                                 JOHN J. RESTINO TRUST UTD 1/1/94
                                 By:  PROSPERITY TRUST CORP., as Trustee


                                      By:/s/Mark J. Spinello
                                         ----------------------------------
                                         Name:  Mark J. Spinello, Trustee
                                         Title: President



                                 ROBERT R. RESTINO TRUST UTD 1/1/94
                                 By:  PROSPERITY TRUST CORP., as Trustee


                                      By:/s/Mark J. Spinello
                                         ----------------------------------
                                         Name:  Mark J. Spinello, Trustee
                                         Title: President



                                 /s/Philip C. Restino
                                 ---------------------------------
                                 PHILIP C. RESTINO



                                 /s/Mark J. Spinello
                                 ---------------------------------
                                 MARK J. SPINELLO



                                 /s/Glenn T. Ferris
                                 ---------------------------------
                                 GLENN T. FERRIS



                                 /s/David L. Phillips
                                 ---------------------------------
                                 DAVID L. PHILLIPS




                                                                       ANNEX I


                      Shares Being Sold and Purchased

Purchase Price Percentages

               Name of Seller                                    Percentage
               --------------                                    ----------
               PHILIP C. RESTINO                                 51.2295%
               RESTINO FAMILY TRUST                              32.7869%
               PROSPERITY TRUST CORP., as Trustee
                      UDT dated 1/1/94 FBO John J. Restino       6.0656%
               PROSPERITY TRUST CORP., as Trustee
                      UDT dated 1/1/94 FBO Robert R. Restino     6.0656%
               MARK J. SPINELLO                                  2.0492%
               GLENN T. FERRIS                                   1.6393%
               DAVID L. PHILLIPS                                 0.1639%
                                                                 ---------
                                                                 100%


FREEMARK INVESTMENT MANAGEMENT, INC.

Name of Seller                      Number of Shares             Percentage

MARK J. SPINELLO                            10                   100%

                                    ---------------              ---------
                                    Total:  10                   100%


LEGEND FINANCIAL CORPORATION

Name of Seller                      Number of Shares             Percentage

PHILIP C. RESTINO                                  1800                  60%
RESTINO FAMILY TRUST                        1200                 40%

                                    ---------------              ---------
                                    Total:  3000                 100%


ADVISORY SERVICES CORPORATION

Name of Seller                              Number of Shares     Percentage

PHILIP C. RESTINO                                  20            26.67%
MARK J. SPINELLO                                   5             6.67%
PROSPERITY TRUST CORP., as Trustee
        UDT dated 1/1/94 FBO John J. Restino       14            18.67%
PROSPERITY TRUST CORP., as Trustee
        UDT dated 1/1/94 FBO Robert R. Restino     14            18.67%
GLENN T. FERRIS                                    20            26.67%
DAVID L. PHILLIPS                                  2             2.67%
                                            ---------------      ---------
                                            Total:  75           100%


PERFORMANCE MANAGEMENT GROUP, INC.

Name of Seller                              Number of Shares     Percentage

PHILIP C. RESTINO                                    60          60%
RESTINO FAMILY TRUST                                 40          40%
                                            ---------------      ---------
                                            Total:  100          100%


SERVICE MANAGEMENT ADVISORY CORP.

Name of Seller                              Number of Shares     Percentage

PROSPERITY TRUST CORP., as Trustee
        UDT dated 1/1/94 FBO John J. Restino         5           50%
PROSPERITY TRUST CORP., as Trustee
        UDT dated 1/1/94 FBO Robert R. Restino       5           50%%
                                            ---------------      ---------
                                            Total:  10           100%


THE LEGEND GROUP, INC.

Name of Seller                              Number of Shares     Percentage

PHILIP C. RESTINO                                   100          100%
                                            ---------------      ---------
                                            Total:  100          100%



                                                                     ANNEX II



                        FORM OF EMPLOYMENT AGREEMENT
                                for each of
                            Michael J. Provines
                              Mark J. Spinello
                              Glenn T. Ferris
                               Shashi Mehrota

                            EMPLOYMENT AGREEMENT


               THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of [March __, 2000] by and among [Name of Employee], an individual (the "Employee"), Legend Advisory Corporation (the "Company"), and, solely with respect to Section 7.8 of this Agreement, Waddell & Reed Financial, Inc., a Delaware corporation (WRF").

               WHEREAS, WRF, Freemark Investment Management, Inc., a Delaware corporation, Legend Financial Corporation, a Delaware corporation, Advisory Services Corporation, a Nevada corporation, Performance Management Group, Inc., a Delaware corporation, Service Management Advisory Corp., a Delaware corporation and The Legend Group, Inc., a Delaware corporation, Philip C. Restino, an individual, Restino Family Trust, a trust, 01/02/94 Trust FBO John J. Restino, 01/02/94 Trust FBO Robert R. Restino, Mark J. Spinello, an individual, Glenn T. Ferris, an individual, and David L. Phillips, an individual, have entered into that certain Purchase Agreement, dated as of February 28, 2000 (the "Purchase Agreement"), pursuant to which the Sellers have agreed to sell, transfer and convey all of their shares of the common stock, par value $1.00 per share, of the Legend Companies, constituting all of the issued and outstanding Shares, to WRF, and to consummate certain other transaction set forth in the Purchase Agreement; and

               WHEREAS, in contemplation of and as a condition precedent to WRF's obligation to effect the transactions contemplated by the Purchase Agreement, the Company, each of the Sellers and WRF desire that WRF, the Company and the Employee enter into an employment agreement under which the Employee shall be employed by the Company on and following the date of such transactions (the "Commencement Date").

               NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

                                 ARTICLE I

                                 EMPLOYMENT

               1.1 Office. Subject to terms hereof, effective as of the Commencement Date, the Company shall employ the Employee, and the Employee shall be employed by the Company, as its [__________ and _______________].

               1.2 Responsibilities. The Employee shall serve as [_______________ and _______________] of the Company, subject to the direction and supervision of and shall at all times report directly to the Chief Operating Officer of WRF. Employee's responsibilities shall include [_________________ and _________________].

               1.3 Full-Time Commitment. The Employee hereby accepts such employment hereunder, and agrees that he will devote all of his working time, attention, knowledge and skills, faithfully, diligently, and to the best of his ability in furtherance of the business of the Company and as otherwise reasonably necessary to such employment. During the term of his employment hereunder, the Employee will not, without the prior written approval of WRF (which consent shall not be unreasonably withheld), accept employment or compensation from or perform services of any nature for any business enterprise other than the Company; provided, however, that nothing in this Agreement shall be deemed to restrict the Employee from volunteering for, or serving on the boards of, charitable, not-for-profit or community organizations or, subject to the limitations imposed by the code of ethics of WRF as in effect from time to time, for-profit corporations so long as such activities do not unreasonably interfere with the performance of his duties hereunder.

               1.4 Certain Defined Terms. Capitalized terms appearing herein and not separately defined herein have the meaning given to them in the Purchase Agreement.

                                 ARTICLE II

                             TERM OF EMPLOYMENT

               2.1 Term. The employment of the Employee pursuant hereto shall commence on the Commencement Date and remain in effect for an initial term expiring at 12:01 A.M. New York time on the third anniversary of the Commencement Date unless sooner terminated pursuant to the provisions hereof. Such employment term is referred to herein as the "Term".

                                ARTICLE III

                          COMPENSATION OF EMPLOYEE

               3.1 Salary. As compensation for his services hereunder, Employee shall be paid a minimum base salary ("Base Salary") equal to [_______________ ($_______)] per year from the Commencement Date through the expiration of the Term or such higher amount per year as the Board of Directors of the Company shall determine at any time, payable in accordance with the regular payroll practices of WRF.

               3.2 Bonus. The Company, in its sole discretion, may award and pay to Employee an annual bonus in any year; provided, however, that the bonus paid for the year 2000 is guaranteed to be $[______] at a minimum.

               3.3 Benefits; Other Compensation. The Employee shall be entitled to such health, life and disability insurance benefits and such pension, stock option plan, parking, paid vacation and other fringe benefits as are available to other similarly situated management employees of the Company, WRF or any subsidiary of WRF and the Employee shall be entitled to paid vacation time consistent with past practices of the Company prior to the date hereof.

               3.4 Expenses. During the Term, the Company will reimburse the Employee for reasonable and necessary business expenses of the Employee for travel, meals and similar items incurred in connection with the performance of the Employee's duties, and which are consistent with such guidelines as shall be applicable to all similarly situated management employees of WRF. All payments for reimbursement of such expenses shall be made to the Employee only upon the presentation to the Company of appropriate vouchers or receipts to the extent required by WRF's general corporate policies.

               3.5 Withholding Taxes; Deductions. The Base Salary and all other compensation payments to the Employee under this Agreement or any other agreement shall be subject to withholding taxes and other applicable deductions provided by Applicable Law.

                                 ARTICLE IV

                                TERMINATION

               4.1 Disabling Event. Disabling Event shall mean the Employee's death or the Employee's physical or mental disability, as certified by a physician who is satisfactory to the Company and the Employee or his legal representative, which renders the Employee incapable of performing his material duties and services as an employee of the Company and which continues for more than six consecutive months or more than twelve months in total during any 24-month period.

               4.2 Resignation. The Employee's employment hereunder shall automatically terminate upon his Resignation during the Term. Resignation shall mean the termination of the Employee's full-time employment with the Company other than (a) by reason of a Disabling Event, (b) by the Employee for Good Reason, (c) by the Company without Cause, or (d) by the Company for Cause.

               4.3 Cause. Cause shall mean any one or more of the following events: (a) the conviction of the Employee, by a court of competent jurisdiction, or entry of a plea of guilty or nolo contendere, of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved, (b) the Employee's embezzlement or intentional misappropriation of any property of the Company or any of its clients, (c) the commission by the Employee of any act that would constitute grounds for the SEC to deny, revoke or suspend registration of the Company or its Legend affiliates with the SEC as an investment advisor, (d) if the Employee is an associated person of an investment advisor, the commission by the Employee of any act that would constitute grounds for any order by the SEC against the Employee pursuant to Section 203 of the Advisers Act,
(e) a material breach of this Agreement by the Employee, continued insubordination or dereliction of duties or serious infractions of regulatory compliance requirements such as the Code of Ethics of the Company, in each case after written notice specifying in reasonable detail the nature of the breach, insubordination or dereliction of duties or infractions and an opportunity to cure (if such breach, insubordination, infraction or dereliction is curable) of not less than 30 days having been given to the Employee and the Employee having failed to cure within such period, or (f) continued alcohol or other substance abuse or addiction that renders the Employee incapable of satisfactorily performing his duties, after written notice and an opportunity to cure in the first such instance of not less than 30 days (90 days if the Employee enters an approved rehabilitation program within such 30-day period) have been given to the Employee and the Employee having failed to cure within such period.

               4.4 Good Reason. The Employee may terminate his employment hereunder for Good Reason (as defined below) during the 60-day period following the 30th day after the Employee has notified the Company of the circumstances constituting Good Reason if the Company has failed to eliminate the circumstances constituting such Good Reason within such 30-day period. As used herein, the Employee shall have Good Reason to terminate his or her employment with the Company in the event of (i) a relocation of the Company's headquarters outside of the Palm Beach Gardens, Florida area , (ii) a material, adverse diminution, at a time when the Company would not be entitled to terminate the Employee's employment hereunder for Cause, of the Employee's title or responsibilities from those in effect as of the Commencement Date without the Employee's prior written consent, (iii) the assignment to Employee, at a time when the Company would not be entitled to terminate the Employee's employment hereunder for Cause, of additional duties to Employee that materially diminish Employee's overall responsibilities from those in effect at the Commencement Date without the Employee's prior written consent, (iv) a change, at a time when the Company would not be entitled to terminate the Employee's employment hereunder for Cause, in reporting structure that is in effect a material, adverse diminution in the Employee's title or responsibilities from those in effect as of the Commencement Date, (v) a material breach by the Company or WRF of any of its obligations to the Employee under this Agreement with respect to the Employee or (vi) WRF or a Wholly Owned Subsidiary of WRF no longer controlling the Company.

                                 ARTICLE V

                           EFFECT OF TERMINATION

               5.1 Cause, Resignation, or Disabling Event. (a) If the Employee's employment is terminated (i) by the Company for Cause or (ii) by the Employee by his Resignation, the Employee's Base Salary accrued or payable for the year in which such termination occurs and all other benefits shall cease at the time of such termination.

                      (b) If the Employee's employment is terminated by the Company by reason of a Disabling Event, the Employee or his estate shall be entitled to receive either, at the option of the Employee (or his estate in the event that the Disabling Event is the Employee's death), (x) Base Salary, as well as continued participation (or monetary cost thereof if continued participation is not possible) in all employee welfare plans in which the Employee participated, for the remainder of the Term, paid periodically in accordance with the Company's regular payroll practices or
(y) a lump sum payment of such Base Salary discounted at 7% per year payable within ten business days after notice of election from the Employee to be paid in a lump sum, plus such continued participation or monetary cost.

               5.2 Without Cause: Good Reason. If the Employee's employment is terminated (i) by the Company for any reason other than for Cause, or a Disabling Event or (ii) by the Employee for Good Reason, the Employee shall be entitled to receive continuation of base salary then in effect for the remainder of the Term.

                                 ARTICLE VI

                       NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE

               6.1 Non-Competition, Non-Solicitation and Non-Disclosure.
(a) The Employee acknowledges that (i) his association with the Company has been and is expected to continue to be critical to the success of the Company; (ii) the business of the Company consists of designing, developing and administering tax-deferred retirement plans primarily for employees of not-for-profit organizations and public schools, including the provision of broker-dealer services, custodial and investment advisory services and insurance products (collectively, the "Business"); (iii) the restrictive covenants and other agreements contained in this Section 6.1 are an essential part of this Agreement; (iv) he has been fully advised by counsel in connection with his entering into this Agreement including as to statutory and common law regarding the enforceability of the noncompetition and other restrictive covenants and agreements contained in this Section 6.1; and (v) such noncompetition and other restrictive covenants and agreements are reasonable and it would not be reasonable for the Company to enter into this Agreement without obtaining such noncompetition and other restrictive covenants and agreements.

                      (b) Accordingly, as a fundamental inducement to the Company to enter into this Agreement and in connection with the transactions referred to in the recitals hereto, the Employee hereby agrees, during the period beginning on the Commencement Date and continuing until the second anniversary of the termination of his employment hereunder, that he will not engage, other than on behalf of the Company, in any of the activities set forth in clauses (A) through (C) below:

                                                   (A)    (x) engage in the
               Business for his own account (y) enter the employ of, or be associated in any way with, render any services to, or otherwise engage in the Business for the account of, any other Person (other than the Company and other than services rendered to, or for the account of, any member of the Employee's immediate family who is not engaged in the Business), and/or (z) become interested in any such Person engaged in the Business in any capacity, including as a shareholder, partner, member, proprietor or other owner, director, officer, manager, trustee, employee, associate, agent or consultant;

                                                   (B)    solicit or induce, or
               attempt to solicit or induce, whether directly or indirectly, any Person for the purpose of (x) causing any client to reduce the scope of or terminate its relationship with the Company, including causing any funds with respect to which the Company provides investment advisory services to be withdrawn from such services, or (y) causing any client of the Company not to engage the Company to provide additional investment advisory or any other services included in the Business;

                                                   (C)    solicit or induce, or
               attempt to solicit or induce, directly or indirectly, any director, officer, employee or agent of, or consultant to, the Company for the purpose of terminating its or his relationship therewith, or hire any such director, officer, employee, agent or consultant, or person who was an employee, agent or consultant within the 12 months prior to termination of Employee's employment.

        Notwithstanding the provisions of this Section 6.1 (b), the Employee may make passive investments in a competitive enterprise provided the shares or other equity interest of such enterprise are publicly traded and his holdings in any such competitive enterprise, together with any holdings therein of Affiliates controlled by him, are less than five percent (5%) of the outstanding shares or comparable interests in such entity at the time any such investment is made.

                      (c) The Employee agrees that any and all currently existing businesses of the Company and all business developed by the Company, including by himself or any other employee or associate of the Company, including without limitation, all investment methodologies, models, processes, formulas and computer code, all investment advisory contracts, fees and fee schedules, commissions, records, data, client lists, personnel lists, agreements, trade secrets, and any other incident of any business conducted by the Company or by him for the Company, and all trade names, service marks and logos under which the Company does business, and any combinations or variations thereof and all related logos, are and shall be, as between the Employee and the Company, the exclusive property of the Company, for its sole use. The Employee agrees that all work performed, and all ideas, concepts, materials, products, software, cover documentation, designs, architectures, specifications, charts, test data, programmer's notes, deliverables, improvements, discoveries, methods, processes, or inventions, trade secrets or other subject matter related to the Business (collectively, "Materials") conceived, developed or prepared by him alone, or with others, during the period of his relationship with the Company in written, oral, electronic, photographic, optical or any other form, are, as between the Employee and the Company, the property of the Company and its successors or assigns, and all rights, title and interest therein shall vest in the Company and its successors or assigns, and all Materials shall be deemed to be works made for hire and made in the course of his employment with the Company and the Company and its successors or assigns having the right to obtain and to hold in their own name, copyrights, patents, trademarks, applications, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. To the extent that title to any Materials has not or may not, by operation of law, vest in the Company and its successors or assigns, or such Materials may not be considered works made for hire, the Employee hereby irrevocably assigns all of his rights, title and interest therein to the Company and its successors or assigns. The Employee further agrees to give the Company and its successors or assigns, or any person designated by the Company and its successors or assigns, any assistance reasonably required to perfect or enforce the rights defined in this Section 6.1, provided, however, that the Employee shall be reimbursed for any reasonable expenses incurred by him in providing such assistance, and shall be reasonably compensated for any such assistance provided after the Employee's employment with the Company has terminated. The Employee acknowledges that, in the course of performing services hereunder and otherwise he has had, and will from time to time have, access to information of a confidential or proprietary nature, as commonly and generally understood, including without limitation, confidential or proprietary investment methodologies, trade secrets, proprietary or confidential plans, client identities and information, client lists, business operations or techniques, records, data and any of the Materials that are not matters of public record or knowledge (other than through a breach by any Person of any confidentiality agreement with the Company) ("Proprietary Information") owned or used in the course of business by the Company. The Employee agrees always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than in the regular business of the Company) any Proprietary Information; provided, however, that the foregoing agreement shall not prevent Employee from making disclosures compelled by a court or other governmental authority and the Employee agrees to use reasonable efforts to give prior notice to the Company of any such compelled disclosure. At the termination of the Employee's services to the Company, all data, memoranda, client lists, notes, programs and other papers, items and tangible media, and reproductions thereof relating to the matters set forth in this Section 6.1(c) in the Employee's possession or control, shall be returned to the Company and remain in its possession (except where the return of such items shall be unreasonable or impracticable in relation to the importance or confidentiality of such items).

                      (d) If for any reason a court, arbitrator or other Governmental Authority shall determine that any portion of this Section 6.1 is unenforceable against a particular Person in particular circumstances, the Employee hereby declares his intention that such court, arbitrator or other Governmental Authority should not treat such portion as if it were not part of this Agreement but rather should modify such portion so as to be enforceable to the maximum extent possible against such Person in such circumstances.

               6.2    Remedies Upon Breach.

                      (a) The Employee agrees that any breach of the provisions of Section 6.1 of this Agreement could cause irreparable damage to the Company. The Company shall have the right (in addition to other legal remedies) to seek an injunction or other equitable relief without the need to post a bond to prevent any violation of the Employee's obligations hereunder.

                      (b) The Employee agrees that the enforcement of the provisions of Sections 6.1 and 6.2 hereof, are necessary to ensure the protection and continuity of the business, goodwill and confidential business information of the Company for the benefit of the Company and WRF. The Employee agrees that, due to the proprietary nature of the business of the Company, the restrictions set forth in Section 6.1 hereof are reasonable as to duration and scope. If any provision contained in Sections
6.1 or 6.2 shall nonetheless for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of Section 6.1 or
6.2. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under Applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Law.

                                ARTICLE VII

                               MISCELLANEOUS

               7.1 Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed delivered when delivered by hand, upon confirmation of receipt by telecopy or when sent by first-class, certified mail, postage, and fees prepaid, as follows:

                      (a)    For notices and communications to the Company:

                      [Name]
                      c/o Waddell & Reed Financial, Inc.
                      6300 Lamar Avenue
                      Overland Park, KS  66202
                      Attention: Chief Operating Officer

                      (b)    For notices and communications to the Employee:

                      [Name of Employee][Title]
                      [Address]

By notice complying with the foregoing provisions of this Section 7.1, each party shall have the right to change the address for future notices and communications to such party.

               7.2 Modification. As of the date of this Agreement, this Agreement (and the other agreements and documents referred to herein) shall constitute the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Any amendment or modification shall require the written agreement of the parties.

               7.3 Assignment. This Agreement and all rights hereunder are personal to the Employee and may not, unless otherwise specifically permitted herein, be assigned by him. If the Employee dies, payments hereunder may be made to the Employee's estate. Notwithstanding anything else in this Agreement to the contrary, the Company may not assign its rights and obligations under this Agreement.

               7.4 Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

               7.5 Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any provision of this Agreement or the application thereof is held to be unenforceable because of the duration or scope thereof, the parties hereto agree that the panel of arbitrators or court making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

               7.6 Arbitration. Except for requests for injunctive relief, specific performance or enforcement of the award of an arbitrator, all disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in the State of Florida before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with such association's Commercial Arbitration Rules. Such arbitrator shall be required to construe and enforce the express terms and conditions of this Agreement and shall not be empowered to enlarge, expand or imply terms or conditions into this Agreement, absent the mutual written agreement of the parties. This arbitration obligation extends to any and all claims that may arise by and between Employee and the Company, its affiliates, or their respective officers, directors, partners, principals, employees and agents, and their respective successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or fiduciary duty, fraud, misrepresentation, discrimination, harassment, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under any applicable State Constitution, the United States Constitution, and applicable state fair employment laws, federal equal employment opportunity laws, and federal and state statutes and regulations affecting employee and labor matters. The award of such arbitrator shall be enforceable in any court having jurisdiction over the parties to such arbitration.

               7.7 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida without giving effect to the principles of conflict of laws thereunder).

               7.8 Rights and Obligations of WRF. WRF hereby guarantees prompt payment and performance by the Company of all of its obligations under this Agreement.


               IN WITNESS WHEREOF, the parties hereto, being duly authorized, have duly executed this Agreement as a binding contract as of the day and year first above written.


                           Legend Advisory Corp.



                                   By:
                                   Name:
                                   Title:


                                   WADDELL & REED FINANCIAL, INC.



                                   By:___________________________________
                                   Name:
                                   Title:



                                   By:
                                            [Name of Employee]








                                                                    ANNEX III

                              Form of Release
                                for each of
                             Philip C. Restino
                            Restino Family Trust
                     01/02/94 Trust FBO John J. Restino
                    01/02/94 Trust FBO Robert R. Restino
                              Mark J. Spinello
                              Glenn T. Ferris
                             David L. Phillips

                                  RELEASE

        This release (the "Release") is executed pursuant to Section 6.2(l) of the Purchase Agreement (the "Purchase Agreement") dated February 28, 2000 by and among Waddell & Reed Financial, Inc., Freemark Investment Management, Inc., Legend Financial Corporation, Advisory Services Corporation, Performance Management Group, Inc., Service Management Advisory Corp., The Legend Group, Inc., Philip C. Restino, Restino Family Trust, 01/02/94 Trust FBO John J. Restino, 01/02/94 Trust FBO Robert R. Restino, Mark J. Spinello, Glenn T. Ferris, and David L. Phillips. All capitalized terms used herein that are not defined herein shall have the meanings specified in the Purchase Agreement.

        For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, after consultation with counsel, [Name of Releasor] (the "Releasor"), hereby voluntarily and knowingly releases and forever discharges each of the Legend Companies (the "Releasees"), from all manner of claims, rights, or causes of action of any kind or nature whatsoever, at law or in equity, whether known or unknown, which the Releasor or any of the Releasor's beneficiaries, heirs, executors or administrators (collectively, the "Releasor's Affiliates") ever had or now has, or that any one claiming through or under them may have, against or with respect to the Releasees for, related to, connected with, or arising out of the Releasor's status as a shareholder of one or more of the Legend Companies prior to the Closing (collectively, the "Claims").

        This Release shall not apply to any claims that the Releasor or the Releasor's Affiliates may assert under the indemnity provisions of the charter documents of the Releasees or pursuant to liability insurance policies maintained by the Releasees. This Release does not constitute a release or waiver of any of the Releasor's rights under the Purchase Agreement.

        This Release is not to be construed as an admission of liability on the part of the Releasees. This Release may be modified only by written agreement of the Releasor and the Releasees. The provisions of this Release shall be severable in the event that any provision hereof (including any provision within a single paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. There shall exist no right in any person to claim a beneficial interest in this Release or any rights occurring by virtue of this Release other than the Releasor, the Releasor's Affiliates, and the Releasees.

        IN WITNESS WHEREOF, the undersigned has executed this Release on the __ day of March, 2000.



                                                             [Name of Releasor]





                                                                     ANNEX IV


     FORM OF OPINION OF COUNSEL TO THE LEGEND COMPANIES AND THE SELLERS

The following substantive opinion paragraphs will be subject to the usual and customary assumptions and limitations typical in transactions of this nature.

For the purposes of the opinion, "Transaction Documents" shall mean the Purchase Agreement, each Employment Agreement and the Releases; "Applicable Contracts" shall mean those agreements or instruments which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Legend Companies, taken as a whole; "Applicable Laws" shall mean those laws, rules and regulations which, in our experience, are normally applicable to the businesses of the type conducted by the Legend Companies or transactions of the type contemplated by the Transaction Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws; and "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws. If we are not licensed to practice law in a jurisdiction whose law is relevant to any opinion, we may assume that, to the extent such opinion is based on the laws of such jurisdiction, the laws of such jurisdiction are, in all material respects, identical to the laws of the State of New York.

               Each of the Legend Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (i) with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted and (ii) with full corporate power and authority to execute, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

               Each Seller that is not an individual is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Each Seller that is not an individual has full power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which he, she or it is a party and to consummate the transactions contemplated thereby.

               Each of the Transaction Documents has been duly authorized, executed and delivered by each of the Legend Companies party thereto and each of the Sellers party thereto, and constitutes the valid and binding obligation of each of the Legend Companies party thereto and the Sellers party thereto enforceable against each of the Legend Companies party thereto and the Sellers party thereto in accordance with its terms.

               There are no issued and outstanding Equity Securities of the Legend Companies other than the Shares set forth on Annex I to the Purchase Agreement.

               Except as set forth in the Purchase Agreement: (i) none of the Shares are subject to the rights of any Person to purchase or subscribe for any shares of capital stock of any of the Legend Companies and (ii) there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance, transfer, sale or redemption by any Legend Company of, or outstanding securities convertible into, any security of any class, series or type of such Legend Company.

               The execution and delivery by each Legend Company or Seller of each of the Transaction Documents to which he, she or it is a party and the performance by such Legend Company or Seller of its obligations thereunder, each in accordance with its terms, do not (i) conflict with the organizational documents of such Legend Company or, if such Seller is not an individual, such Seller, or (ii) constitute a violation of, or a default under, any Applicable Contracts or (iii) cause the creation of any security interest or lien upon any of the property of any of the Legend Companies pursuant to any Applicable Contracts. We do not express any opinion, however, as to whether the execution, delivery or performance by each Legend Company or Seller of each of the Transaction Documents to which he, she or it is a party and the performance by such Legend Company or Seller of its obligations under the Transaction Documents to which it is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of any of the Legend Companies.

               Neither the execution, delivery or performance by each Legend Company or Seller of each of the Transaction Documents to which it is a party nor the compliance by such Legend Company or Seller with the terms and provisions thereof will contravene any provision of any Applicable Law.

               No Governmental Approval which has not been obtained or made is required to be made or obtained by any Legend Parent Company or any Seller in connection with the execution, delivery or performance of the Transaction Documents to which such Legend Parent Company or such Seller is a party.

               To our best knowledge, based solely on discussions with the Sellers and not on any docket search or other procedures, there is no action, suit, proceeding, governmental inquiry, investigation or other proceeding pending or threatened against any of the Legend Parent
Companies, except those disclosed in the Purchase Agreement.

               The form[s] of notices which, the Sellers have advised us, were sent to the Legend Companies' investment advisory clients in order to satisfy the requirements of Section 5.2 of the Purchase Agreement were sufficient to obtain, for purposes of the provisions of the Investment Advisers Act of 1940, as amended, or the Investment Company Act of 1940, as amended, and the rules and regulations promulgated under each of them, applicable to the assignment or deemed assignment of such contracts, the express consent or the implied consent, as applicable, of such clients or counterparties to the deemed assignments of their Legend Companies Contracts resulting from consummation of the transactions contemplated by the Purchase Agreement



                                                                    ANNEX V


                     FORM OF OPINION OF COUNSEL FOR WRF

The following substantive opinion paragraphs will be subject to the ususal and customary assumptions and limitations typical in transactions of this nature.

For the purposes of the opinion, "Transaction Documents" shall mean the Purchase Agreement, each Employment Agreement and the Releases; "Applicable Contracts" shall mean those agreements or instruments which have been identified to us as all the agreements and instruments which are material to the business or financial condition of WRF; "Applicable Laws" shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws; and "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws. If we are not licensed to practice law in a jurisdiction whose law is relevant to any opinion, we may assume that, to the extent such opinion is based on the laws of such jurisdiction, the laws of such jurisdiction are, in all material respects, identical to the laws of the State of New York.


               WRF was incorporated and is validly existing and in good standing under the laws of the State of Delaware.

                WRF has the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents to which it is a party. The execution and delivery by WRF of each of the Transaction Documents to which it is a party and the consummation by WRF of the transactions contemplated thereby has been duly authorized by all requisite corporate action on the part of WRF. Each of the Transaction Documents to which WRF is a party has been duly executed and delivered by WRF.

               Each of the Transaction Documents to which WRF is a party constitutes the valid and binding obligation of WRF enforceable against WRF in accordance with its terms.

               The execution and delivery by WRF of each of the Transaction Documents to which it is a party and the performance by WRF of its obligations thereunder, each in accordance with its terms, do not (i) conflict with the Certificate of Incorporation or By-laws of WRF, (ii) constitute a violation of, or a default under, any Applicable Contracts or
(iii) cause the creation of any security interest or lien upon any of the property of WRF pursuant to any Applicable Contracts. We do not express any opinion, however, as to whether the execution, delivery or performance by WRF of the Transaction Documents to which it is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of WRF.

               Neither the execution, delivery or performance by WRF of the Transaction Documents to which it is a party nor the compliance by WRF with the terms and provisions thereof will contravene any provision of any Applicable Law.

               No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution, delivery or enforceability of any of the Transaction Documents to which WRF is a party by WRF.

               To our knowledge, based solely on our discussions with officers and other representatives of WRF, and not on any search of the public docket records of any court, governmental agency or administrative agency, there is no action, suit, proceeding, governmental inquiry, investigation or other proceeding pending or threatened against WRF which would prevent or hinder the consummation of the transactions contemplated by the Transaction Documents or the performance by WRF of its obligations thereunder.
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